Exhibit 99(a)(1)(A)

PREMIERE GLOBAL SERVICES, INC.

Offer to Purchase
the Maximum Number of Shares at a Purchase Price
Not Greater Than $7.75 Nor Less Than $6.75 Per Share, in Cash,
Having an Aggregate Purchase Price
Not Exceeding $50,000,000

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 3, 2010 UNLESS THE TENDER OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

Premiere Global Services, Inc., a Georgia corporation (“PGi,” the “Company,” “we” or “us”), is offering to purchase for cash up to the maximum number of shares of its common stock, par value $.01 per share (the “Shares”) (or such lesser or greater amount as PGi may elect to purchase, subject to applicable law), pursuant to tenders at prices specified by the tendering shareholders of not greater than $7.75 nor less than $6.75 per Share, upon the terms and subject to the conditions set forth in this offer to purchase (“Offer to Purchase”) and the letter of transmittal (“Letter of Transmittal” which together with the Offer to Purchase, as they may be amended and supplemented from time to time, constitute the “Tender Offer”), that will enable PGi to purchase the maximum number of tendered Shares having an aggregate purchase price not exceeding $50,000,000. The maximum number of Shares we will purchase in the Tender Offer is approximately 7,407,407.

We reserve the right, in our sole discretion, to increase such maximum purchase price of $50,000,000 and associated maximum number of shares we will purchase in the Tender Offer, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional number of shares not to exceed 2% of the outstanding Shares (approximately 1,208,144 shares as of September 30, 2010) without amending or extending the Tender Offer, which at the maximum per share purchase price would increase the aggregate purchase price to $59,363,116.

The purchase price will be the lowest price per Share of not more than $7.75 nor less than $6.75 per Share (such price per Share, the “Purchase Price”) that will allow us to purchase the maximum number of Shares properly tendered in the Tender Offer and not properly withdrawn having an aggregate purchase price of not more than $50,000,000. Since the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. Based on an aggregate purchase price of $50,000,000, if the Purchase Price is determined to be $6.75 per Share, the minimum Purchase Price under the Tender Offer, the maximum number of Shares that will be purchased under the Tender Offer is approximately 7,407,407 (representing approximately 12% of our outstanding Shares, and approximately 12% of our Shares assuming exercise of all vested but unexercised options, as of September 30, 2010). Assuming that the Tender Offer is fully subscribed and based on an aggregate purchase price of $50,000,000, if the Purchase Price is determined to be $7.75 per Share, the maximum Purchase Price under the Tender Offer, the minimum number of Shares that will be purchased under the Tender Offer is approximately 6,451,613 (representing approximately 11%

of our outstanding Shares, and approximately 11% of the Shares assuming exercise of all vested but unexercised options, as of September 30, 2010). The Tender Offer is not conditioned on any minimum number of Shares being tendered.

PGi will purchase at the Purchase Price all Shares properly tendered at prices equal to or below the Purchase Price and not properly withdrawn, on the terms and subject to the conditions of the Tender Offer, including the proration and “odd lot” priority provisions. PGi will not purchase Shares tendered at prices greater than the Purchase Price or Shares that we do not accept for purchase because of proration provisions (if the aggregate Purchase Price for all Shares that are tendered and not properly withdrawn exceeded $50,000,000). Shares not purchased in the Tender Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Tender Offer. See Sections 1, 2 and 4.

THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED BUT IS SUBJECT TO THE OTHER CONDITIONS. SEE SECTION 6.

The Shares are listed on The New York Stock Exchange (the “NYSE”) under the ticker symbol “PGI.” On October 26, 2010, the last full trading day prior to the commencement of the Tender Offer, the reported closing price of the Shares on the NYSE was $6.20. You are urged to obtain current market quotations for the Shares before deciding whether, and at which price, to tender your Shares pursuant to the Tender Offer. See Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF US, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAVE MADE OR ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE AT WHICH YOU SHOULD CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH TO TENDER YOUR SHARES. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE TENDER OFFER. SEE SECTION 2 AND SECTION 11. YOU ARE URGED TO CONSULT YOUR OWN FINANCIAL, LEGAL, TAX AND OTHER ADVISORS.

The directors and executive officers of PGi are entitled to participate in the Tender Offer on the same basis as all other shareholders. However, our directors and executive officers, other than Boland T. Jones, our Chairman and Chief Executive Officer, have advised us that they will not tender Shares in the Tender Offer. Mr. Jones current intention is to tender or sell in the open market sufficient shares to repay his loan from us. See Section 10 for the current beneficial ownership of our directors and executive officers and further discussion of Mr. Jones’ loan. The equity ownership of our directors and executive officers who do not tender their Shares in the Tender Offer will increase proportionally as

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a percentage of our outstanding common stock following the consummation of the Tender Offer. In the event that our Chairman and CEO tenders Shares in the Tender Offer and such Shares are purchased pursuant to the Tender Offer, his proportional holdings of Shares as a percentage of our outstanding common stock will change to a greater or lesser extent, depending upon whether a larger or smaller number of Shares are purchased pursuant to the Tender Offer.

Except as described above, to PGi’s knowledge, none of its affiliates intends to tender any Shares in the Tender Offer.

NONE OF THE SEC, ANY SECURITIES COMMISSION OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You may direct questions and requests for assistance to Innisfree M&A Incorporated, the information agent (“Information Agent”) and Stephens Inc., the dealer manager (“Dealer Manager”), for the Tender Offer, at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase. You may also direct requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the notice of guaranteed delivery (“Notice of Guaranteed Delivery”) to the Information Agent. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer.

Dealer Manager

STEPHENS INC.
111 Center Street
Little Rock, Arkansas 72201
(501) 377-3495

October 26, 2010

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IMPORTANT

If you want to tender all or any portion of your Shares, you must, before the Expiration Time, do one of the following: (1) if you hold certificates in your own name, complete and sign a Letter of Transmittal according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantees and any other required documents, including the share certificates, to American Stock Transfer & Trust Company, LLC, the depositary (“Depositary”) for the Tender Offer, at one of the addresses shown on the Letter of Transmittal, (2) tender the Shares according to the procedure for book-entry transfer described in Section 3, or (3) if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request the nominee to effect the transaction for you.

If you desire to tender your Shares and (1) your share certificates are not immediately available or cannot be delivered to the Depositary, (2) you cannot comply with the procedure for book-entry transfer, or (3) you cannot deliver the other required documents to the Depositary by the expiration of the Tender Offer, you must tender your Shares according to the guaranteed delivery procedure described in Section 3.

If you are a holder of vested options to purchase Shares under an equity incentive plan currently maintained by PGi, or of options to purchase Shares under PGi’s equity incentive plans that will vest prior to the deadline for exercising options (collectively, the “options”), you may exercise your options and tender any of the Shares issued upon exercise or you may conditionally exercise such options to purchase Shares and tender the underlying Shares remaining after Shares are withheld to pay the exercise price and related withholding tax, subject to acceptance in the Tender Offer. In either case, you must follow the separate instructions and procedures described in Section 3 of this Offer to Purchase, and you must review the separate materials enclosed with this Offer to Purchase related to the tendering of the Shares underlying vested options that are conditionally exercised.

Holders or beneficial owners of Shares under the Premiere Global Services, Inc. 401(k) Plan (the “401(k) Plan”) who wish to tender any of such Shares in the Tender Offer must follow the separate instructions and procedures described in Section 3.

None of us, our Board of Directors, the Dealer Manager, the Information Agent or the Depositary have authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the Tender Offer or the price at which you should tender your Shares, and such parties have not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, you must not rely upon any such recommendation, information or representation as having been authorized by us, our Board of Directors, the Dealer Manager, the Information Agent or the Depositary. The information contained in this Offer to Purchase is

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correct only as of the date of this Offer to Purchase and may have changed since the date hereof.

The Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction, provided that PGi will comply with the requirements of Exchange Act Rule 13e-4(f)(8). In any jurisdiction where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

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TABLE OF CONTENTS

SUMMARY TERM SHEET		- 1 -
FORWARD-LOOKING STATEMENTS		- 12 -
INTRODUCTION		- 15 -
THE TENDER OFFER		- 19 -
1.	Number of Shares; Purchase Price; Proration	- 19 -
2.	Purpose of the Tender Offer	- 23 -
3.	Procedures for Tendering Shares	- 27 -
4.	Withdrawal Rights	- 34 -
5.	Purchase of Shares and Payment of Purchase Price	- 36 -
6.	Conditions of the Tender Offer	- 37 -
7.	Price Range of Shares; Dividends	- 41 -
8.	Source and Amount of Funds	- 42 -
9.	Certain Information Concerning PGi	- 43 -
10.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares	- 45 -
11.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act	- 52 -
12.	Legal Matters; Regulatory Approvals	- 53 -
13.	Certain Material U.S. Federal Income Tax Consequences	- 54 -
14.	Extension of the Tender Offer; Termination; Amendment	- 58 -
15.	Fees and Expenses	- 60 -
16.	Miscellaneous	- 61 -

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet provides an overview of all material matters presented in this Offer to Purchase, but you should realize that it does not describe all of the details of the Tender Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the Letter of Transmittal and other related materials because they contain the full details of the Tender Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion of the topics in this summary. Unless otherwise indicated, references to “Shares” are to shares of our common stock, and not to shares of any other securities.

Who is offering to purchase my Shares?	Premiere Global Services, Inc., which we refer to as the “Company,” “PGi,” “we” or “us,” is offering to purchase your Shares. See Section 1.

What will the Purchase Price for the Shares be and what will be the form of payment?
We are conducting the Tender Offer by means of a modified “Dutch auction.” This procedure allows tendering shareholders to select a price within a price range specified by us at which such shareholders are willing to sell Shares. The Purchase Price range for the Tender Offer is $6.75 to $7.75 per Share. After the Tender Offer expires we will look at the prices chosen by shareholders for all of the Shares properly tendered and not properly withdrawn. We will select the lowest purchase price per Share within the range what will allow us to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, Shares properly tendered and not properly withdrawn having an aggregate purchase price not exceeding $50,000,000 (or such lesser or greater amount as we may elect to purchase, subject to applicable law). In accordance with the rules of the SEC, we may purchase an additional number of shares not to exceed 2% of the outstanding shares (approximately 1,208,144 shares as of September 30, 2010) without amending or extending the Tender Offer. If we purchase additional Shares in the Tender Offer that represent more than 2% of the outstanding Shares of Common Stock, we must amend the Tender Offer and notify you of our plans to purchase the additional Shares and extend the Tender Offer so that at least ten business days remain in the Tender Offer following notification to you of our plans to purchase the additional Shares. See Section 1.

We will determine the Purchase Price promptly after the Tender Offer expires. We will publicly announce the Purchase Price promptly after we have determined it and, upon the terms and subject to the conditions of the Tender Offer

(including the proration provisions), we will pay the Purchase Price in cash, without interest and subject to applicable withholding taxes, for all the Shares tendered at a price equal to or less than the Purchase Price pursuant to the Tender Offer. See Section 1.

How many Shares will PGi purchase?
Subject to the terms and conditions of the Tender Offer we will purchase, at the Purchase Price, Shares properly tendered in the Tender Offer and not properly withdrawn up to an aggregate purchase price of $50,000,000 (or such lesser or greater amount as we may elect to purchase, subject to applicable law). Since the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. Based on an aggregate purchase price of $50,000,000, if the Purchase Price is determined to be $6.75 per Share, the minimum Purchase Price under the Tender Offer, the maximum number of Shares that will be purchased under the Tender Offer is approximately 7,407,407 (representing approximately 12% of our outstanding Shares, and approximately 12% of the Shares assuming exercise of all vested but unexercised options, as of September 30, 2010). Assuming that the Tender Offer is fully subscribed and based on an aggregate purchase price of $50,000,000, if the Purchase Price is determined to be $7.75 per Share, the maximum Purchase Price under the Tender Offer, the minimum number of Shares that will be purchased under the Tender Offer is approximately 6,451,613 (representing approximately 11% of our Shares, and approximately 11% of the Shares assuming exercise of all vested but unexercised options, as of September 30, 2010).

We reserve the right, in our sole discretion, to increase such maximum purchase price of $50,000,000 and the associated maximum number of Shares Purchased in the Tender Offer, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional number of Shares not to exceed 2% of the outstanding shares (approximately 1,208,144 Shares as of September 30, 2010) without amending or extending the Tender Offer. If we purchase additional Shares in the Tender Offer that represent more than 2% of the outstanding Shares of Common Stock, we must amend the Tender Offer and notify you of our plans to purchase the additional Shares and extend the Tender Offer so that at least ten business days remain in the Tender Offer following the notification to you of our plans to purchase the additional Shares.

What will happen if the number of Shares tendered in the Tender Offer would result in an aggregate purchase price of more than $50,000,000?
If the number of Shares that are properly tendered at or below the Purchase Price would result in an aggregate purchase price above $50,000,000, we will apply the proration and “odd lot” priority provisions described herein to determine which Shares will be purchased, and we may not purchase all the Shares that you tender even if you tender them at or below the Purchase Price. These provisions would also be applied if we were to reduce the maximum aggregate purchase price (and the associated maximum aggregate number of Shares to be purchased) and the purchase of all Shares properly tendered would result in an aggregate purchase price that exceeded such reduced amount.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
If you own, beneficially or of record, fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price before the Tender Offer expires, all of the conditions to the Tender Offer are satisfied or waived, and you complete the section entitled “Odd Lots” in the Letter of Transmittal (and, if applicable, in the Notice of Guaranteed Delivery), we will purchase all of your Shares without subjecting them to proration. See Section 1.

How will PGi pay for the Shares?
We intend to use a portion of the proceeds from the recent sale of our PGiSend advanced messaging business (“PGiSend”), to fund the purchase of Shares tendered in the Tender Offer, and to pay related fees and expenses. PGi has received a consent under its credit facility to use the proceeds from the sale of PGiSend for this purpose. The terms of the consent require us to use a portion of the proceeds from the sale of PGiSend to retire our $50.0 million Term A loan, which we did on October 21, 2010. Additionally, if we increase the maximum purchase price of the shares tendered in the Tender Offer we may obtain a portion of the funds necessary to purchase Shares tendered in the Tender Offer from borrowing under our credit facility. See Section 8.

How long do I have to tender my Shares?
You may tender your Shares until the Tender Offer expires. The Tender Offer will expire on Friday, December 3, 2010, at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the Tender Offer for any reason, subject to applicable laws. We cannot assure you that we will extend the Tender Offer or at this time indicate the length of any extension that we may provide. See Section 14.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline, for administrative reasons, for you to act to instruct them to accept the Tender Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 3.

Participants in our 401(k) Plan must follow the separate direction form sent to them to direct the tender of their shares held in the 401(k) Plan. Although the Tender Offer will remain open to all shareholders until the Expiration Date, if Computershare Trust Company, N.A., the Independent Tabulation Agent for the 401(k) Plan, does not receive a participant’s instructions by 4:00 p.m., New York City time, on November 29, 2010, the trustee will not tender shares attributable to the participant’s account. Participants are urged to read the “Letter to Participants in the Premiere Global Services, Inc. 401(k) Plan” and the separate direction form carefully. Please refer to the plan-specific instruction forms that will be sent to you for more information. See Section 3.

If you hold vested but unexercised options, or options that will vest prior to the time and date specified below, and wish to exercise those options in advance of the Tender Offer in accordance with the terms of the applicable equity incentive plan and tender the Shares received upon exercise into the Tender Offer, you must exercise your unexercised options no later than 4:00 p.m., New York City time, on November 29, 2010, in order to have sufficient time for the exercise to settle and for you to tender the Shares received upon exercise in the Tender Offer. If you wish to tender Shares issuable upon the conditional exercise of vested options under an equity incentive plan currently maintained by PGi, subject to acceptance in the Tender Offer, you will have, for administrative reasons, an earlier deadline for submitting instructions for such conditional exercise and tender, which will be 4:00 p.m., New York City time, on November 29, 2010. See Section 3.

Can the Tender Offer be extended, amended or terminated, and under what circumstances?
We can extend, amend or terminate the Tender Offer in our sole discretion, subject to applicable laws. If we extend the Tender Offer, we will delay the acceptance of any Shares that have been tendered. See Section 6 and Section 14.

How will I be notified if PGi extends the Tender Offer or amends the terms of the Tender Offer?
If the Tender Offer is extended, we will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Time. We will announce any amendment to the Tender Offer by issuing a press release announcing the amendment. See Section 14.

What is the recent market price for the Shares?
We publicly announced the Tender Offer after the close of business on October 26, 2010. On October 26, 2010, the reported closing price per share of the Shares on the New York Stock Exchange was $6.20. On October 25, 2010, the last trading day prior to the commencement of this Tender Offer, the reported closing price per share of our Common Stock on the New York Stock Exchange was $6.46. We urge you to obtain current market quotations for the Common Stock. See Section 7.

What is the purpose of the Tender Offer?
The Company’s Board of Directors has reviewed the Company’s strategic plan, the Company’s existing and anticipated capital structure and financial position, including outstanding Common Stock, debt and debt structure, financial ratios and anticipated cost and availability of financing, the market price of the Common Stock, its projected use of cash flows for, among other things, capital expenditures, acquisitions, debt repayment and share repurchases, and a variety of alternatives for using the Company’s available financial resources, including the proceeds from the sale of PGiSend. Following this review, the Board of Directors determined that the Tender Offer is a prudent use of capital that delivers immediate value to its shareholders and enables the Company to continue to support growth of its businesses and the execution of its strategic plan. The minimum Tender Offer Purchase Price represents a discount of approximately 5% below the average closing stock price over the last ten trading days prior to and including the day of the commencement of the Tender Offer and a premimum of 9% over the closing stock price on October 26, 2010. The maximum Tender Offer Purchase Price represents a premium of approximately 10% above the average closing stock price over the last ten trading days prior to and including the day of the commencement of the Tender Offer and a premimum of 25% over the closing stock price on October 26, 2010. The Company currently projects the Tender Offer will be accretive to its diluted earnings per share. See Section 2.

The Board of Directors believes that the Tender Offer represents a mechanism to provide all of the Company’s shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Tender Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the share price. In addition, if we complete the Tender Offer, shareholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in the Company and its future operations.

The Tender Offer also provides shareholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, “odd lot” holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Tender Offer will avoid any applicable “odd lot” discounts that might otherwise be payable on sales of their Shares. In addition, shareholders who wish to achieve a greater percentage of equity ownership in PGi will be able to do so by not tendering their Shares in the Tender Offer, and if PGi completes the Tender Offer, will have a greater percentage ownership in PGi and its future earnings and assets, while also bearing the attendant risks associated with owning Shares. See Section 2 and Section 9.

Are there any conditions to the Tender Offer?
Yes. The Tender Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Tender Offer and of changes in general market conditions or our business that, in our judgment, are or may be materially adverse to us. See Section 6.

Following the Tender Offer, will PGi continue as a public company?
Yes. It is a condition of our obligation to purchase Shares pursuant to the Tender Offer that we do not reasonably determine that PGi’s Shares will cease to be listed on the NYSE, cease to be held of record by 300 or more persons, or stop being subject to periodic reporting requirements of the Exchange Act. See Section 11.

How do I tender my Shares?
If you want to tender all or part of your Shares, you must do one of the following before the Expiration Time or earlier as described below as required for participants in the 401(k) Plan, for option holders, or as your broker, dealer, commercial bank, trust company or other nominee may require:

	o	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

	o	if you hold certificates in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the certificates for your Shares and any other documents required by the Letter of Transmittal, to the Depositary at its address shown on the Letter of Transmittal;

	o	if you are an institution participating in the Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3;

If you want to tender your Shares, but:

	o	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the required time;

	o	you cannot comply with the procedure for book-entry transfer by the required time; or

	o	your other required documents cannot be delivered to the Depositary by the required time;

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You should contact the Information Agent, the Dealer Manager or your broker if you need assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal. See below for details if you hold Shares in the 401(k) Plan, or if you hold options to acquire PGi common stock.

Please note that PGi will not purchase your Shares in the Tender Offer unless the Depositary receives the required documents prior to the expiration of the Tender Offer. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that, for administrative reasons, they have an earlier deadline for you to act to instruct them to accept the Tender Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

Can I participate in the Tender Offer if I hold Shares through the 401(k) Plan?
Yes. Shares held through the 401(k) Plan may also be tendered in the Tender Offer, but the procedures and deadline for doing so differ from those applicable to Shares not held in 401(k) Plan accounts (in particular, an earlier deadline applies for administrative reasons). Participants who hold shares of PGi common stock through the 401(k) Plan will receive instruction forms which they may use to direct the trustee for the plan to tender eligible Shares held through their accounts in the 401(k) Plan. See Section 3.

How do holders of vested stock options for Shares participate in the Tender Offer?
If you hold vested but unexercised options to acquire shares of PGi common stock, or options that will vest prior to the deadline for exercise or conditional exercise stated in this Offer to Purchase under an equity incentive plan currently maintained by PGi, you may:

o
exercise such options in accordance with the terms of the applicable equity incentive plans (which exercise cannot be revoked) and tender the Shares received upon such exercise in accordance with this Tender Offer; or

o
with limited exceptions, conditionally exercise nonqualified options to purchase Shares and tender the underlying Shares, subject to acceptance in the Tender Offer, by following the special instructions and procedures for option holders described in Section 3. See Section 3.

As of September 30, 2010, there were 469,836 Shares underlying vested but unexercised options.

Once I have tendered Shares in the Tender Offer, can I withdraw my tender?
Yes. You may withdraw any Shares you have tendered at any time before the Expiration Time. In addition, if we have not accepted for payment the Shares you have tendered to us, you may also withdraw your tendered Shares after 12:00 Midnight, New York City time, on December 21, 2010, the 40th business day following the commencement of this Tender Offer. See Section 4.

The deadline for withdrawal of Shares held through the 401(k) Plan may be found in the separate materials sent to 401(k) Plan participants. See Section 3.

Conditional exercises of options to purchase Shares and tender the underlying Shares, subject to acceptance in the Tender Offer, may be withdrawn in accordance with the procedures set forth in the Instructions for Tender through Conditional Exercise of Options sent separately to each option holder. An exercise of options in order to tender Shares into the Tender Offer, other than a conditional exercise, may not be revoked once the exercise occurs, but the tender of the underlying Shares may be withdrawn as described above. See Section 4.

How do I withdraw Shares I previously tendered?
To properly withdraw tendered Shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase, while you still have the right to withdraw the Shares. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of these Shares. Some additional requirements apply if the share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct that person to arrange for withdrawal of your Shares. See Section 4.

Individuals who hold Shares through the 401(k) Plan or who hold options who wish to withdraw their tenders must follow the instructions found in the materials sent to them separately. See Section 3 and Section 4.

Will PGi’s results of operations for the quarter ending September 30, 2010 be publicly available before the expiration of the Tender Offer?
We have already publicly issued our earnings release for the quarterly period ending September 30, 2010. We expect that our Quarterly Report on Form 10-Q for such quarterly period will be filed on or about November 9, 2010 prior to the expiration of the Tender Offer.

Has PGi or its Board of Directors adopted a position on the Tender Offer?
No. Our Board of Directors has approved the Tender Offer. However, none of us, our Board of Directors, the Dealer Manager, the Information Agent or the Depositary have made or are making any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price at which you should choose to tender your Shares. You must make your own decisions as to whether to tender your Shares and, if so, how many Shares to tender and the price at which you choose to tender your Shares. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Tender Offer. See Section 2 and Section 11. You are urged to consult your own financial, legal, tax and other advisors.

The directors and executive officers of PGi are entitled to participate in the Tender Offer on the same basis as all other shareholders. However, our directors and executive officers, other than Boland T. Jones, our Chairman and Chief Executive Officer, have advised us that they will not tender Shares in the Tender Offer. Mr. Jones current intention is to tender or sell in the open market sufficient shares to repay his loan from us. See Section 10 for the current beneficial ownership of our directors and executive officers and further discussion of Mr. Jones’ loan. The equity ownership of our directors and executive officers who do not tender their Shares in the Tender Offer will increase proportionally as a percentage of our outstanding common stock following the consummation of the Tender Offer. In the event that our Chairman and CEO tenders Shares in the Tender Offer and such Shares are purchased pursuant to the Tender Offer, his proportional holdings of Shares as a percentage of our outstanding common stock will change to a greater or lesser extent, depending upon whether a larger or smaller number of Shares are purchased pursuant to the Tender Offer.

Except as described above, to PGi’s knowledge, none of its affiliates intends to tender any Shares in the Tender Offer.

If I decide not to tender, how will the Tender Offer affect my Shares?
If the Tender Offer is completed, to the extent shareholders choose not to tender their Shares, those shareholders will own a greater percentage interest in our outstanding common stock following the Tender Offer.

When will PGi pay for the Shares I tender?
We will pay the Purchase Price, net to you in cash, without interest and less any applicable withholding taxes, for the Shares we purchase promptly after the Expiration Time. We will announce the preliminary results of the Tender Offer, including any prorations, promptly after the Expiration Time. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Tender Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment pursuant to the Tender Offer. See Section 5.

Will I have to pay brokerage commissions if I tender my Shares?
If you are a registered shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold Shares through a broker, bank, dealer, trust company or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, bank, dealer, trust company or other nominee to determine whether any such charges or other transaction costs will apply. See Section 3.

What are the U.S. federal income tax consequences if I tender my Shares?
Generally, if you are a U.S. Holder (as defined in Section 13), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the Shares you tender. The receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (1) consideration received in respect of a sale or exchange of the tendered Shares eligible for capital gain or loss treatment or (2) a distribution from us in respect of our stock. You should consult your tax advisor as to the particular consequences to you of participation in the Tender Offer. See Section 13.

Will I have to pay any stock transfer tax if I tender my Shares?	If you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered Shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

Whom can I contact if I have questions?
The Information Agent and the Dealer Manager can help answer your questions. The Information Agent is Innisfree M&A Incorporated. The Dealer Manager is Stephens Inc. Their contact information is set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Tender Offer documents from the Information Agent at the telephone number and address on the back cover. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Tender Offer.

FORWARD-LOOKING STATEMENTS

When used in this Offer to Purchase and elsewhere by us or by management, including documents incorporated by reference and other written reports and oral statements made from time to time by PGi, the words “believes,” “anticipates,” “expects,” “will,” “may,” “should,” “intends,” “plans,” “estimates,” “predicts,” “potential,” “continue” and similar expressions are intended to identify forward-looking statements concerning our operations, economic performance and financial condition, our ability to, and at what price we will, complete the Tender Offer, the number of Shares we are able to purchase pursuant to the Tender Offer and the affect the Tender Offer will have on our earnings per Share. These statements are based on a number of assumptions and estimates that are inherently subject to significant risks and uncertainties, many of which are beyond our control and reflect future business decisions which are subject to change. A variety of factors could cause actual results to differ materially from those anticipated in our forward-looking statements, including the following factors:

  Our ability to compete based on price and services and against our existing and future competitors;

  Our ability to respond to rapid technological change and the development of alternatives to our services;

  Market acceptance of new services and enhancements to existing services, including iMeet®;

  Costs or difficulties related to the integration of any new or acquired businesses and technologies;

  Concerns regarding the security of transactions and transmitting confidential information over the Internet and public networks;

  Our ability to upgrade our equipment or increase our network capacity to meet customer demands;

  Our services may be interrupted due to failure of our or third-party platforms and network infrastructure utilized in providing our services;

  Our ability to successfully manage the impact of our recent divestiture of our PGiSend business, including any financial impact from the loss of PGiSend revenue or earnings;

  Our ability to efficiently utilize or re-negotiate our telecommunications supply agreements;

  Increased leverage may harm our financial condition and results of operations;

  Our dependence on our subsidiaries for cash flow may negatively affect our business and our ability to pay amounts due under our indebtedness;

  Our financial performance could cause future write-downs of goodwill or other intangible assets in future periods;

  Assessment of income, state sales and other taxes by government authorities for which we have not accrued;

  Our ability to attract and retain qualified key personnel;

  Our ability to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired operations into our existing operations or expand into new markets;

  Our ability to protect our proprietary technology and intellectual property rights;

  Possible adverse results of pending or future litigation or adverse results of current or future infringement claims;

  Regulatory or legislative changes may adversely affect our business;

  Possible adverse results if our services become subject to government regulations applicable to traditional telecommunications service providers;

  Risks associated with expansion of our international operations and fluctuations in currency exchange rates;

  Domestic and international terrorist activity, war and political instability may adversely affect the level of services utilized by our customers and the ability of those customers to pay for services utilized;

  General economic or business conditions, internationally, nationally or in the local jurisdiction in which we are doing business, may be less favorable than expected;

  Risks associated with challenging global economic conditions or a prolonged recession, including customer consolidations, bankruptcies and payment defaults;

  Changes in and the successful execution of restructuring and cost reduction initiatives and the market reaction thereto;

  Other risks detailed in “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2009, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 and other filings with the SEC; and

  Factors described from time to time in our press releases, reports and other filings made with the SEC.

We caution that these factors are not exclusive. Consequently, all of the forward-looking statements made in this Offer to Purchase and in other documents filed with the SEC and incorporated by reference herein, are qualified by these cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this Offer to Purchase, or the date of the statement, if a different date.

Please carefully review and consider the various disclosures made in this Offer to Purchase and in our other documents filed with the SEC and incorporated by reference herein, including with respect to the risks and factors that may affect our business, results of operations, financial condition or prospects.

INTRODUCTION

To the Holders of Common Stock of Premiere Global Services, Inc.:

We invite our shareholders to tender shares of our common stock, par value $.01 per share, for purchase by us. Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal, we are offering to purchase the maximum number of Shares (or such lesser or greater amount as we may elect to purchase, subject to applicable law) at a price not greater than $7.75 nor less than $6.75 per Share, net to the seller in cash, without interest and subject to applicable withholding taxes, having an aggregate purchase price not exceeding $50,000,000.

In accordance with the rules of the SEC, we may purchase an additional number of shares not to exceed 2% of the outstanding Shares (approximately 1,208,144 shares as of September 30, 2010) without amending or extending the Tender Offer. If we purchase additional Shares in the Tender Offer that represent more than 2% of the outstanding Shares, we must amend the Tender Offer and notify you of our plans to purchase the additional Shares and extend the Tender Offer so that at least ten business days remain in the Tender Offer following notification to you of our plans to purchase the additional Shares. See Section 1.

The Purchase Price will be the lowest Purchase Price of not more than $7.75 nor less than $6.75 per Share that will allow us to purchase the maximum number of Shares properly tendered in the Tender Offer and not properly withdrawn having an aggregate purchase price not exceeding $50,000,000. We will acquire all Shares that we purchase in the Tender Offer at the same Purchase Price regardless of whether the shareholder tendered at a lower price and we will only purchase Shares tendered at prices equal to or below the Purchase Price. However, because of the proration and “odd lot” priority provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered at or below the Purchase Price if the aggregate purchase price for all Shares properly tendered and not properly withdrawn at or below the Purchase Price exceeds $50,000,000. We will return tendered Shares that we do not purchase to the tendering shareholders at our expense promptly after the expiration of the Tender Offer. See Section 1.

The Tender Offer will expire at 5:00 p.m., New York City time, on December 3, 2010, unless extended. We may, in our sole discretion, extend the period of time in which the Tender Offer will remain open.

Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares.

We will pay the Purchase Price, net to the tendering shareholders in cash, without interest and subject to applicable withholding taxes, for all Shares that we purchase. Tendering shareholders whose Shares are registered in their own names and who tender directly to American Stock Transfer & Trust Company, LLC, the Depositary in the Tender Offer, will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 9 to the Letter of Transmittal, stock transfer taxes on the purchase of Shares by us under the Tender Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and that person tenders your Shares on your behalf, that person may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges will apply.

The Tender Offer is not conditioned upon any minimum number of Shares being tendered. The Tender Offer is, however, subject to a number of other conditions. See Section 6.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF US, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAVE MADE OR ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE AT WHICH YOU SHOULD TENDER YOUR SHARES.

YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH TO TENDER YOUR SHARES. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE TENDER OFFER. SEE SECTION 2 AND SECTION 11. YOU ARE URGED TO CONSULT YOUR OWN FINANCIAL, LEGAL, TAX AND OTHER ADVISORS. SEE SECTION 2.

The directors and executive officers of PGi are entitled to participate in the Tender Offer on the same basis as all other shareholders. Our directors and executive officers, other than Boland T. Jones, our Chairman and Chief Executive Officer, have advised us that they will not tender Shares in the Tender Offer. Mr. Jones has advised us that he currently intends to: (1) tender in the Tender Offer; (2) sell in the open market during the pendency of, but not in connection with, the Tender Offer; or (3) a combination thereof, Shares beneficially owned by him to the extent required to provide proceeds, net of taxes, sufficient to repay in full his loan from us due October 31, 2010 or to repay any borrowings under a credit line (which is not secured by any Company stock) utilized to repay this Company loan. See Section 10 for the current beneficial ownership of our directors and executive officers and further discussion of Mr. Jones’loan.

The equity ownership of our directors and executive officers who do not tender their Shares in the Tender Offer will increase proportionally as a percentage of our outstanding common stock following the consummation of the Tender Offer. In the event that our Chairman and CEO tenders Shares in the Tender Offer and such Shares are purchased pursuant to the Tender Offer, his proportional holdings of Shares as a percentage of our outstanding common stock will change to a greater or lesser extent, depending upon whether a larger or smaller number of Shares are purchased pursuant to the Tender Offer.

Except as described above, to PGi’s knowledge, none of its affiliates intends to tender any Shares in the Tender Offer.

If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $50,000,000 (or such lesser or greater amount as we may elect to purchase, subject to applicable law), we will purchase Shares:

  first, from all holders of “odd lots” of less than 100 Shares who properly tender all their Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Time; and

  second, on a pro rata basis from all other shareholders who properly tender Shares at or below the Purchase Price (including those shareholders who hold their Shares through the 401(k) Plan and any option holders electing to conditionally exercise their options to purchase Shares and tender the underlying Shares, subject to acceptance in the Tender Offer, as described in Section 3), with appropriate adjustments to avoid the purchase of fractional Shares, until we have purchased Shares resulting in an aggregate purchase price of $50,000,000 (or such lesser or greater amount as we may elect to purchase, subject to applicable law).

Because of the proration and “odd lot” priority provisions described above, we may not purchase all of the Shares tendered pursuant to the Tender Offer even if the Shares are tendered at or below the Purchase Price and all of the conditions to the Tender Offer are satisfied or waived. See Section 1 and Section 5, respectively, for additional information concerning priority and proration procedures.

Any tendering shareholder or other payee who is a U.S. Holder and who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service form as may be applicable) may be subject to U.S. federal income tax backup withholding of 28% of the gross proceeds paid to the U.S. Holder (as defined in Section 13) or other payee pursuant to the Tender Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. Any tendering shareholder or other payee who is a Non-U.S. Holder will be subject to withholding of federal income tax at a rate of 30%, unless a reduced rate of withholding is applicable pursuant to an income tax treaty or an exemption from withholding is applicable. A Non-U.S. Holder may be eligible to file for a refund of such tax or a portion of such tax in certain circumstances. See Section 3. Also, see Section 13 regarding material U.S. federal income tax consequences of the Tender Offer.

Participants in the 401(k) Plan may not use the Letter of Transmittal to direct the tender of their Shares held in the plan but instead must follow the separate instructions related to those Shares set forth in the “Letter to Participants in the Premiere Global Services, Inc. 401(k) Plan,” that has been or will be sent to respective participants in the 401(k) Plan along with this Offer to Purchase and a direction form. If Computershare Trust Company, N.A., (the “tabulator”) for the 401(k) Plan, has not received a participant’s instructions by no later than 4:00 p.m., New York City time, on Monday, November 29, 2010, the trustee will not tender any Shares held on behalf of that participant in the 401(k) Plan.

Holders of options who wish to conditionally exercise their options to purchase Shares and tender the underlying Shares, subject to acceptance in the Tender Offer, may not use the Letter of Transmittal, but instead must complete and deliver to us the “Option Election Form” in accordance with the “Instructions for Tender Through

Conditional Exercise of Options” included with this Offer to Purchase. Instructions regarding the conditional exercise of options to purchase Shares and tender of the underlying Shares, subject to acceptance in the Tender Offer, must be received by PGi no later than 4:00 p.m., New York City time on November 29, 2010. See Section 3 for separate instructions and an explanation of procedures relating to exercising options.

As of September 30, 2010, we had issued and outstanding 60,407,208 shares of common stock and 469,836 Shares underlying vested but unexercised options. The maximum of approximately 7,407,407 Shares that we are offering to purchase pursuant to the Tender Offer (without giving effect to any lesser amount as PGi may elect to purchase, subject to applicable law) represents approximately 12% of our outstanding Shares, and approximately 12% of the Shares assuming exercise of all vested but unexercised options, as of that date, and, assuming the Tender Offer is fully subscribed, the minimum of approximately 6,451,613 Shares that we are offering to purchase represents approximately 11% of our outstanding Shares, and approximately 11% of the Shares assuming exercise of all vested but unexercised options, as of that date. The shares of common stock are listed on the NYSE under the ticker symbol “PGI”. We urge shareholders to obtain current market quotations for the Shares before deciding whether, and at what price, to tender their Shares or conditionally exercise their options. See Section 7.

References in this Offer to Purchase to “dollars” and “$” are to the lawful currency of the United States of America, unless otherwise indicated or the context suggests otherwise.

THE TENDER OFFER

1. Number of Shares; Purchase Price; Proration.

General. Promptly following the Expiration Time, upon the terms and subject to the conditions of the Tender Offer, PGi will purchase the maximum number of Shares properly tendered and not properly withdrawn in accordance with Section 4 before the scheduled Expiration Time of the Tender Offer, at a Purchase Price determined by PGi not greater than $7.75 nor less than $6.75 per Share, net to the seller in cash, without interest and subject to applicable withholding taxes, that will enable PGi to purchase the maximum number of tendered Shares having an aggregate purchase price not exceeding $50,000,000.

We reserve the right, in our sole discretion, to increase such maximum purchase price of $50,000,000 and the associated maximum number of Shares purchased in the Tender Offer, subject to applicable law. In accordance with the rules of the SEC, we may purchase an additional number of shares not to exceed 2% of the outstanding Shares (approximately 1,208,144 Shares as of September 30, 2010) without amending or extending the Tender Offer.

Since the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. Based on an aggregate purchase price of $50,000,000, if the Purchase Price is determined to be $6.75 per Share, the minimum Purchase Price under the Tender Offer, the maximum number of Shares that will be purchased under the Tender Offer is approximately 7,407,407 (representing approximately 12% of our outstanding common stock, and approximately 12% of shares assuming exercise of all vested but unexercised options, as of September 30, 2010). Assuming that the Tender Offer is fully subscribed and based on an aggregate purchase price of $50,000,000, if the Purchase Price is determined to be $7.75 per Share, the maximum Purchase Price under the Tender Offer, the minimum number of Shares that will be purchased under the Tender Offer is approximately 6,451,613 (representing approximately 11% of our outstanding common stock, and approximately 11% of shares assuming exercise of all vested but unexercised options, as of September 30, 2010). The Tender Offer is not conditioned on any minimum number of Shares being tendered. See Section 6.

In accordance with Instruction 5 of the Letter of Transmittal, shareholders desiring to tender Shares must specify the price, not greater than $7.75 nor less than $6.75 per Share, at which they are willing to sell their Shares to PGi under the Tender Offer. Alternatively, shareholders desiring to tender Shares can choose not to specify a price and, instead, specify that they will sell their Shares at the Purchase Price that PGi ultimately pays for Shares properly tendered and not properly withdrawn in the Tender Offer, which could result in the tendering shareholder receiving a price per Share as low as $6.75 or as high as $7.75. If tendering shareholders wish to maximize the chance that PGi will purchase their Shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could increase the chance of the tendered Shares being purchased at the minimum price of $6.75 per Share.

To tender Shares properly, shareholders must specify one and only one price box in the appropriate section in each Letter of Transmittal. If you specify more than one price or if you fail to check any price at all (including the price determined pursuant to the Tender Offer) you will not have validly tendered your Shares. See Section 3.

Promptly following the Expiration Time, PGi will, in its sole discretion, upon the terms and subject to the conditions of this Tender Offer, determine the Purchase Price. PGi will publicly announce the Purchase Price and all shareholders who have properly tendered and not properly withdrawn their Shares at prices equal to or less than the Purchase Price will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all Shares purchased upon the terms and subject to the conditions of the Tender Offer, including the provisions relating to proration and “odd lot” priority described below.

The Purchase Price will be denominated in United States dollars, and all payments to shareholders under the Tender Offer will be made in United States dollars.

PGi will not purchase Shares not properly tendered, Shares tendered at prices greater than the Purchase Price or Shares that it does not accept in the Tender Offer because of proration provisions. PGi will return to the tendering shareholders Shares that it does not purchase in the Tender Offer at PGi’s expense promptly after the Expiration Time. By following the instructions to the Letter of Transmittal, shareholders can specify one minimum price for a specified portion of their Shares and a different minimum price for other specified Shares, but shareholders must submit a separate Letter of Transmittal for Shares tendered at each price. Shareholders also can specify the order in which PGi will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, PGi purchases some but not all of the tendered Shares pursuant to the Tender Offer.

If the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time is fewer than or equal to the maximum number of Shares which would result in an aggregate purchase price of $50,000,000 based on the Purchase Price, or such lesser or greater number of Shares as PGi may elect to purchase, subject to applicable law, PGi will, upon the terms and subject to the conditions of the Tender Offer, purchase all such Shares.

The Expiration Time for the Tender Offer will be 5:00 p.m., New York City time, on December 3, 2010, unless and until PGi, in its sole discretion, shall have extended the period of time during which the Tender Offer will remain open, in which event the term “Expiration Time” shall refer to the latest time and date at which the Tender Offer, as so extended by PGi, shall expire. See Section 14 for a description of PGI’s right to extend, delay, terminate or amend the Tender Offer. In the event of an over-subscription of the Tender Offer as described below, Shares tendered at or below the Purchase Price will be subject to proration, except for “odd lots.” The proration period and, except as described herein, withdrawal rights each, expire at the Expiration Time.

If we:

    increase the maximum price to be paid for Shares above $7.75 per Share or decrease the minimum price to be paid for Shares below $6.75 per Share or otherwise change the price range at which we are offering to purchase Shares in the Tender Offer;

  increase the maximum number of Shares being sought in the Tender Offer by more than 2% of our outstanding Shares; or

  decrease the minimum number of Shares being sought; and

the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice, in the manner specified in Section 15, of any such increase or decrease, we will extend the Tender Offer until the expiration of ten business days from the date that we first publish notice of any such increase or decrease. For the purposes of the Tender Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time on any such day.

More generally, if we materially change the terms of the Tender Offer or the information concerning the Tender Offer, or if we waive a material condition of the Tender Offer, we will extend the Tender Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act.

These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a Tender Offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The Tender Offer is not conditioned on any minimum number of shares being tendered. The Tender Offer is, however, subject to other conditions. See Section 6.

Priority of Purchases. Upon the terms and subject to the conditions of the Tender Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $50,000,000, or such lesser or greater number of Shares as PGi may elect to purchase, subject to applicable law, PGi will purchase properly tendered Shares on the basis set forth below:

  First, we will purchase all Shares tendered by all holders of “odd lots” of less than 100 Shares who:

    properly tender all Shares owned beneficially or of record at a price at or below the Purchase Price and do not properly withdraw them before the Expiration Time (partial tenders will not qualify for this preference); and

    complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

  Second, we will purchase all other Shares tendered at prices equal to or below the Purchase Price on a pro rata basis (including those shareholders who hold their Shares through the 401(k) Plan and any option holders electing to conditionally exercise their options as described in Section 3) with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased Shares resulting in an aggregate purchase price of $50,000,000 (or such lesser or greater number of Shares as we may elect to purchase, subject to applicable law).

As a result of the foregoing priorities applicable to the purchase of Shares tendered, PGi may not purchase all of the Shares that a shareholder tenders in the Tender Offer even if they are tendered at prices at or below the Purchase Price.

Odd Lots. For purposes of the Tender Offer, the term “odd lots” means all Shares properly tendered prior to the Expiration Time at prices at or below the Purchase Price and not properly withdrawn by any person, referred to as an “odd lot holder,” who owns beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. To qualify for this preference, an “odd lot holder” must tender all Shares owned beneficially or of record by the “odd lot holder” in accordance with the procedures described in Section 3. As set forth above, PGi will accept “odd lots” for payment before proration, if any, of the purchase of other tendered Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Shares, even if these holders have separate accounts or share certificates representing fewer than 100 Shares. By accepting the Tender Offer, an “odd lot holder” who holds Shares in its name and tenders its Shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also would avoid any applicable “odd lot” discounts in a sale of the “odd lot holder’s” Shares on the NYSE. Any “odd lot holder” wishing to tender all of its Shares pursuant to the Tender Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, PGi will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional Shares and subject to proration for each shareholder that tenders Shares (other than “odd lot holders”) the proration factor will be based on the ratio of the total number of Shares that we accept for purchase (excluding “odd lots”) to the total number of Shares properly tendered (and not properly withdrawn) at or below the Purchase Price by all shareholders (other than “odd lot” holders). The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Shareholders may obtain preliminary proration information from the Information Agent and may be able to obtain this information from their brokers.

As described in Section 13, the number of Shares that PGi will purchase from a shareholder under the Tender Offer may affect the U.S. federal income tax consequences to that shareholder and, therefore, may be relevant to that shareholder’s decision whether or not to tender Shares.

We will mail this Offer to Purchase and the Letter of Transmittal to record holders of Shares and we will furnish this Offer to Purchase to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on PGi’s shareholder list or, if applicable, that are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Tender Offer.

The Company’s Board of Directors has reviewed the Company’s strategic plan, the Company’s existing and anticipated capital structure and financial position, including outstanding Common Stock, debt and debt structure, financial ratios and anticipated cost and availability of financing, the market price of the Common Stock, its projected use of cash flows for, among other things, capital expenditures, acquisitions, debt repayment and share repurchases, and a variety of alternatives for using the Company’s available financial resources, including the proceeds from the recent sale of PGiSend. Following this review, the Board of Directors determined that the Tender Offer is a prudent use of capital that delivers immediate value to its shareholders and enables the Company to continue to support growth of its businesses and the execution of its strategic plan. The minimum Tender Offer price represents a discount of approximately 5% below the average closing stock price over the last ten trading days prior to and including the day of the commencement of the Tender Offer and a premium of 9% over the closing stock price on October 26, 2010. The maximum Tender Offer price represents a premium of approximately 10% above the average closing stock price over the last ten trading days prior to and including the day of the commencement of the Tender Offer and a premium of 25% over the closing stock price on October 26, 2010. The Company currently projects the Tender Offer will be accretive to its diluted earnings per share.

The Board of Directors believes that the Tender Offer represents a mechanism to provide all of the Company’s shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of some or all of their investment if they so elect. The Tender Offer provides shareholders (particularly those who, because of the size of their shareholdings, might not be able to sell their Shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to all or a portion of their Shares without potential disruption to the share price. In addition, if we complete the Tender Offer, shareholders who do not participate in the Tender Offer will automatically increase their relative percentage ownership interest in the Company and its future operations.

The Tender Offer also provides shareholders with an efficient way to sell their Shares without incurring broker’s fees or commissions associated with open market sales. Furthermore, “odd lot” holders who hold Shares registered in their names and tender their shares directly to the Depositary and whose Shares are purchased in the Tender Offer will avoid any applicable “odd lot” discounts that might otherwise be payable on sales of their Shares. See Section 1 and 9.

The Tender Offer represents an opportunity for PGi to return cash to shareholders who elect to tender their Shares, while at the same time increasing non-tendering shareholders’ proportionate interest in PGi. PGi believes that the Tender Offer is a prudent use of its financial resources given its business profile, assets and the current market price of the Shares, and that investing in its own stock is an attractive use of capital and an efficient means to provide value to its shareholders.

At the same time, we believe that the purchase of Shares pursuant to the Tender Offer represents an attractive investment for the Company, which should not interfere with our ability to maintain the financial flexibility we need to continue to execute our strategy, while complying with the applicable financial covenants.

We believe that the Tender Offer is consistent with our objective of returning value to shareholders and increasing long-term shareholder value. While the Company believes that the Shares have potential for significant appreciation over the long term, the Company also recognizes that actual experience may differ significantly from the Company’s expectations. In that regard, future events, such as deterioration in existing economic conditions, adverse effects on operations or governmental and regulatory developments could adversely affect our ability to fully implement our strategy. As a result, the Company recognizes that some shareholders may desire liquidity.

The Tender Offer will reduce our “public float” (the number of shares owned by non-affiliate shareholders and available for trading in the securities markets), and is likely to reduce the number of our shareholders.

Following the completion or termination of the Tender Offer, we may, from time to time, repurchase shares on the open market or through private or public transactions in accordance with applicable law. Exchange Act Rule 13e-4 generally prohibits us and our affiliates from purchasing any shares of Common Stock, other than in the Tender Offer, until at least ten business days after the Expiration Date. See Section 14.

OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NONE OF US, OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY HAVE MADE OR ARE MAKING ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE AT WHICH YOU SHOULD TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE AT WHICH TO TENDER YOUR SHARES. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN, OR INCORPORATED BY REFERENCE IN, THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE TENDER OFFER. SEE SECTION 2 AND SECTION 12. YOU ARE URGED TO CONSULT YOUR OWN FINANCIAL, LEGAL, TAX AND OTHER ADVISORS.

The directors and executive officers of PGi are entitled to participate in the Tender Offer on the same basis as all other shareholders. However, our directors and executive officers, other than Boland T. Jones, our Chairman and Chief Executive Officer, have advised us that they will not tender Shares in the Tender Offer. Mr. Jones current intention is to tender or sell in the open market sufficient shares to repay his loan from us. See Section 10 for the current beneficial ownership of our directors and executive officers and further discussion of Mr. Jones’ loan. The equity ownership of our directors and executive officers who do not tender their Shares in the Tender Offer will increase proportionally as a percentage of our outstanding common stock following the consummation of the Tender Offer. In the event that our Chairman and CEO tenders Shares in the Tender Offer and such Shares are purchased pursuant to the Tender Offer, his proportional holdings of Shares as a percentage of our outstanding common stock will change to a greater or lesser extent, depending upon whether a larger or smaller number of Shares are purchased pursuant to the Tender Offer.

Except as described above, to PGi’s knowledge, none of its affiliates intends to tender any Shares in the Tender Offer.

The repurchase of shares of common stock pursuant to the Tender Offer is in addition to the Share repurchase program authorized by our Board of Directors in June 2006, pursuant to which PGi is authorized to repurchase up to 7 million outstanding shares of common stock, at prevailing market prices or in privately negotiated transactions. As of October 26, 2010, 1,749,700 Shares remain available for repurchase under this stock repurchase authorization. Whether or not we may make such repurchases or any additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Tender Offer, whether or not, in PGi’s judgment, such future repurchases would be accretive to earnings per Share, PGi’s business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as PGi may consider relevant. Any future repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders than the terms of the Tender Offer. Rule 13e-4 of the Exchange Act prohibits PGi and its affiliates from purchasing any Shares, other than pursuant to the Tender Offer, until at least ten business days after the Expiration Time of the Tender Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.

Potential Benefits of the Tender Offer. PGi believes the Tender Offer will provide benefits to the Company and its shareholders, including the following:

  The Tender Offer will result in a capital structure that more effectively uses financial leverage at expected interest rates, thus making possible improved future earnings per share and cash flow per share for our continuing shareholders.

  The Tender Offer permits us to return value to shareholders upon the sale of PGiSend.

  The Tender Offer provides our shareholders with an opportunity to obtain a premium and liquidity with respect to all or portion of their Shares, without potential disruption to the share price and the usual transaction costs associated with market sales.

  If we consummate the Tender Offer, we will return cash to our shareholders who elect to receive a return of capital, while shareholders who do not tender will increase their percentage ownership in PGi.

Potential Risks and Disadvantages of the Tender Offer. The Tender Offer also presents some potential risks and disadvantages to PGi and its continuing shareholders, including the following:

  By consummating the Tender Offer, we may reduce our ability to pay down our previously incurred indebtedness.

  Continued indebtedness could reduce our ability to cover existing contingent or other future liabilities or otherwise negatively impact our liquidity during periods of increased capital or operating expenditures.

  We may not be able to raise debt or equity financing in the future.

  Upon the completion of the Tender Offer, non-tendering shareholders and non-exercising, non-tendering option holders will realize a proportionate increase in their relative ownership interest in the Company.

Except as disclosed or incorporated by reference in this Offer to Purchase, PGi currently has no plans, proposals or negotiations underway that relate to or would result in:

  any extraordinary transaction, such as a merger, reorganization or liquidation, involving PGi or any of its subsidiaries;

  any purchase, sale or transfer of a material amount of assets of PGi or any of its subsidiaries;

  any material change in the present dividend rate or policy or indebtedness or capitalization of PGi;

  any change in the present Board of Directors or management of PGi, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the Board of Directors or to change any material term of the employment contract of any executive officer;

  any other material change in PGi’s corporate structure or business;

  any class of equity securities of PGi becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE;

  the suspension of PGi’s obligation to file reports under Section 15(d) of the Exchange Act;

  the acquisition by any person of additional securities of PGi, or the disposition by any person of securities of PGi, other than purchases pursuant to outstanding options to purchase Shares and outstanding restricted stock units granted to certain employees (including directors and officers); or

  any changes in PGi’s amended and restated articles of incorporation or second amended and restated bylaws or other governing instruments or other actions that could impede the acquisition of control of PGi.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase that relate to or would result in any of the events discussed above, as we evaluate opportunities, we may undertake or plan actions that relate to or could result in one or more of these events. We reserve the right to change our plans and intentions at any time as we deem appropriate.

3. Procedures for Tendering Shares.

Proper Tender of Shares. For shareholders to properly tender Shares under the Tender Offer:

  the Depositary must receive, at the Depositary’s address set forth on the back cover page of this Offer to Purchase, share certificates (or confirmation of receipt of such Shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message,” as defined below, in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, before the Expiration Time, or the tendering shareholder must prior to the Expiration Time comply with the guaranteed delivery procedure set forth below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that, for administrative reasons, they have an earlier deadline for you to act to instruct them to accept the Tender Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their applicable deadline.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares in the Tender Offer must properly indicate in the section captioned (1) “Shares Tendered at Price Determined by Stockholder” on the Letter of Transmittal the price (in multiples of $0.25) at which they are tendering Shares or (2) “Shares Tendered at Price Determined Pursuant to the Tender Offer” in the Letter of Transmittal that they will accept the Purchase Price determined by PGi in accordance with the terms of the Tender Offer.

If tendering shareholders wish to maximize the chance that PGi will purchase their Shares, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at Price Determined Pursuant to the Tender Offer.” Note that this election could have the effect of decreasing the price at which PGi purchases tendered Shares because Shares tendered using this election will be available for purchase at the minimum price of $6.75 per Share and, as a result, this election could increase the chance of PGi purchasing all tendered Shares at the minimum price of $6.75 per Share.

A shareholder who desires to tender Shares at more than one price must complete a separate Letter of Transmittal for each price at which such shareholder tenders Shares, provided that a shareholder may not tender the same Shares (unless properly withdrawn previously in accordance with Section 4) at more than one price.

To tender Shares properly, shareholders must check one and only one price box in the appropriate section of each Letter of Transmittal. If you check more than one box or if you fail to check any box at all regarding the price at which you will tender your Shares you will not have validly tendered your Shares.

“Odd lot” holders who tender all Shares must complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the preferential treatment available to “odd lot” holders as set forth in Section 1.

Shareholders holding Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their Shares. We urge shareholders who hold Shares through brokers, banks, dealers, commercial banks, trust companies or other nominee to consult such persons or entities to determine whether transaction costs are applicable if they tender Shares through such persons or entities and not directly to the Depositary.

Signature Guarantees and Method of Delivery. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loans associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program. Signatures on a Letter of Transmittal need not be guaranteed if:

  the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, shall include any participant in The Depository Trust Company (“DTC”) whose name appears on a security position listing as the owner of the Shares) tendered therewith and the holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” in the Letter of Transmittal; or

  if Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange,

Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If a share certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution.

PGi will make payment for Shares tendered and accepted for payment under the Tender Offer only after the Depositary timely receives share certificates or a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at DTC as described above, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including share certificates, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. If you choose to deliver required documents by mail, we recommend that you use registered mail with return receipt requested, properly insured. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Tender Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although participants in DTC may effect delivery of Shares through a book-entry transfer into the Depositary’s account at DTC, either a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover page of this Offer to Purchase before the Expiration Time; or the guaranteed delivery procedure described below must be followed if book-entry transfer of the Shares cannot be effected prior to the Expiration Time.

Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that PGi may enforce the agreement against the participant.

Guaranteed Delivery. If a shareholder desires to tender Shares under the Tender Offer and the shareholder’s share certificates are not immediately available or the shareholder cannot deliver the share certificates to the Depositary before the Expiration Time, or the shareholder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Time, the shareholder may nevertheless tender the Shares, provided that the shareholder satisfies all of the following conditions:

  the shareholder makes the tender by or through an Eligible Institution;

  the Depositary receives by mail, overnight courier or facsimile transmission, before the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery in the form PGi has provided with this Offer to Purchase, specifying the price at which the shareholder is tendering Shares, including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

  the Depositary receives the share certificates, in proper form for transfer, or confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an Agent’s Message, and any other documents required by the Letter of Transmittal, within three NYSE trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Procedures for Holders of Options under an Equity Incentive Plan Currently Maintained by PGi. We are not offering, as part of the Tender Offer, to purchase any outstanding options, and tenders of unexercised options will not be accepted. Instead, option holders with vested but unexercised options to acquire PGi common stock (including options that will vest prior to the deadlines stated below for exercise or conditional exercise) Under an equity incentive plan currently maintained by PGi can participate in the Tender Offer in one of two ways.

First, an option holder may exercise vested but unexercised options in advance of the Expiration Time of the Tender Offer in accordance with the terms of the applicable equity incentive plan and tender the Shares received upon exercise into the Tender Offer. As the option exercise would not be conditional, the exercise cannot be revoked even if all or a portion of the Shares received upon the exercise and tendered in the Tender Offer are not purchased by PGi. Option holders must exercise their unexercised options no later than 4:00 P.M., New York City time, on November 29, 2010, in order to have sufficient time for the exercise to settle and for you to tender the Shares received upon exercise in the Tender Offer.

Second, an option holder may conditionally exercise some or all of the holder’s vested but unexercised nonqualified options to purchase Shares and tender the remaining Shares, subject to acceptance in the Tender Offer. As a part of this conditional exercise, the option holder will be able to specify (1) the price at which the holder is willing to tender the underlying Shares, and (2) which options are tendered and the order in which they will be accepted if there is proration.

The exercise of options is “conditional” because the option holder exercises an option (and pays the exercise price and applicable taxes) only if and to the extent that (i) PGi purchases the underlying Shares pursuant to the Tender Offer and (ii) the Purchase Price exceeds the exercise price for the option. If any Shares underlying properly conditionally exercised options are accepted in the Tender Offer, the options will be exercised as to those Shares accepted. The proceeds from the tender for such holders will be equal to the number of accepted Shares underlying the exercised option, multiplied by the Purchase Price in the Tender Offer, less the aggregate exercise price of the exercised options. However, the amount of cash remitted to each holder will be reduced by the applicable employment and income tax withholding relating to the exercise of the options. This conditional exercise process will only be available for nonqualified options.

With respect to conditionally exercised options, if PGi does not purchase the underlying Shares due to the option holder tendering above the Purchase Price, proration or termination of the Tender Offer, the options for those Shares will not be deemed exercised and will remain outstanding. As of September 30, 2010, there were 469,836 shares underlying vested but unexercised options.

Holders of vested but unexercised options who wish to conditionally exercise their options to purchase Shares and tender the underlying Shares, subject to acceptance in the Tender Offer, should not use the Letter of Transmittal. Instead, they must properly complete and deliver the Option Election Form included with this Offer to Purchase to the address or facsimile number shown on the instructions thereto. The deadline for submitting instructions regarding the conditional exercise of options and the tender of the underlying Shares is 4:00 p.m., New York City time, on November, 29, 2010.

If you are a holder of vested but unexercised options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your option exercise prices, the date of your option grants, the years left to exercise your options, the range of tender prices and the provisions for prorated purchases described in Section 1. We strongly encourage you to discuss the Tender Offer with your tax advisor, broker and/or financial advisor.

Holders of options may not tender Shares represented by such awards unless they are fully vested or will be by 4:00 p.m., New York City time on November 29, 2010.

Holders of stock awards (other than stock options) under an equity incentive plan maintained by PGi may not tender Shares or Shares represented by such awards unless they are fully vested or will be by the Expiration Time (or such earlier time as may be applicable to a particular holder) and in the case of phantom awards and units are fully vested and settled or will be by the Expiration Time (or such earlier time as may be applicable to a particular holder).

Procedures for Participants in the Premiere Global Services, Inc. 401(k) Plan. Participants who hold interests in shares of PGi common stock through the Premiere Global Services, Inc. 401(k) Plan (“Plan Shares”) desiring to direct the trustee for the plan to tender any Plan Shares held through their accounts under the plan pursuant to the Tender Offer must instruct the trustee to tender such Plan Shares by properly completing, duly executing and returning to the tabulator the direction forms sent separately to such participants by PGi. The tabulator for the 401(k) Plan will then aggregate all such tenders and provide the necessary information to the trustee, who will execute letters of transmittal on behalf of all plan participants desiring to tender Plan Shares. Delivery of a Letter of Transmittal by a participant in the 401(k) Plan with respect to any Plan Shares does not constitute proper tender of such Shares. Only the trustee can properly tender any Plan Shares. The deadline for submitting election forms for Plan Shares to the tabulator is earlier than the Expiration Time because of the need to tabulate participant instructions. If the tabulator for the 401(k) Plan has not received a participant’s instructions by no later than 4:00 p.m., New York City time, on Monday, November 29, 2010, the trustee will not tender any Plan Shares held on behalf of that participant under the 401(k) Plan. If a shareholder desires to tender Shares owned outside of the 401(k) Plan, as well as Plan Shares, such shareholder must properly complete and duly execute a Letter of Transmittal for the Shares owned outside the 401(k) Plan and deliver such Letter of Transmittal directly to the Depositary, and follow the special instructions provided by PGi for directing the trustee to tender Plan Shares. Please direct any questions regarding the tender of Plan Shares or the withdrawal of Plan Shares previously tendered to the trustee in accordance with the procedures described in the separate materials provided to plan participants.

Federal Backup Withholding Tax. Under the federal income tax backup withholding rules, as more fully described below in Section 13, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Tender Offer must be withheld and remitted to the IRS, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. Certain shareholders (including, among others, all corporations and certain Non-U.S. Holders (as defined below in Section 13)) are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that individual’s exempt status. Tendering shareholders can obtain the applicable forms from the Depositary. See Instruction 11 of the Letter of Transmittal.

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR SHARES PURCHASED UNDER THE TENDER OFFER, IF YOU DO NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING, YOU MUST PROVIDE THE DEPOSITARY WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

Federal Income Tax Withholding for Non-U.S. Holders. Gross proceeds payable pursuant to the Tender Offer to a Non-U.S. Holder or his or her agent will be subject to withholding of federal income tax at a rate of 30%, unless an exemption applies, as further discussed in Section 13. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of participating in the Tender Offer, including the application of federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedure.

For a discussion of the material United States federal income tax consequences to tendering shareholders, see Section 13.

Return of Unpurchased Shares. The Depositary will return certificates for unpurchased Shares promptly after the expiration or termination of the Tender Offer or the proper withdrawal of the Shares, as applicable, or, in the case of Shares tendered by book-entry transfer at DTC, the Depositary will credit the Shares to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. PGi will determine, in its sole discretion, all questions as to the number of Shares that it will accept, the price that it will pay for Shares that it accepts and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and this determination will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. PGi reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for which PGi determines may be unlawful. PGi also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular shareholder, and PGi’s interpretation of the terms of the Tender Offer will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. No tender of Shares will be deemed to have been properly made until the shareholder cures, or PGi waives, all defects or irregularities. None of PGi, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.

Tendering Shareholder’s Representation and Warranty; PGi’s Acceptance Constitutes an Agreement. A tender of Shares under any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Tender Offer, as well as the tendering shareholder’s representation and warranty to PGi that:

  the shareholder has a “net long position” in the Shares or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 of the Exchange Act; and

  the tender of Shares complies with Rule 14e-4.

It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering:

  has a net long position equal to or greater than the amount tendered in the Shares; or

  securities immediately convertible into, or exchangeable or exercisable for, the Shares; and

will deliver or cause to be delivered the Shares in accordance with the terms of the Tender Offer.

Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. PGi’s acceptance for payment of Shares tendered under the Tender Offer will constitute a binding agreement between the tendering shareholder and PGi upon the terms and conditions of the Tender Offer.

Lost or Destroyed Certificates. Shareholders whose share certificate for part or all of their Shares has been lost, stolen, misplaced or destroyed should promptly contact American Stock Transfer & Trust Company, LLC, the transfer agent for PGi Shares, at (800) 937-5449 (toll-free) for instructions as to obtaining a replacement share certificate and/or an affidavit of loss. That share certificate or affidavit of loss will then be required to be submitted together with the Letter of Transmittal in order to receive payment for Shares that are tendered and accepted for payment. The shareholder may be required to post a bond to secure against the risk that the original share certificate may subsequently emerge. We urge shareholders to contact American Stock Transfer & Trust Company, LLC immediately in order to permit timely processing of this documentation and determination of whether you will need to post a bond.

Shareholders must deliver share certificates, together with a properly completed and duly executed Letter of Transmittal, including any signature guarantees, or an Agent’s Message, and any other required documents to the Depositary and not to PGi, the Dealer Manager, or the Information Agent. None of PGi, the Dealer Manager, or the Information Agent will forward any such documents to the Depositary and delivery of any such documents to PGi, the Dealer Manager, or the Information Agent will not constitute a proper tender of Shares.

4. Withdrawal Rights

Shareholders may withdraw Shares tendered under the Tender Offer at any time prior to the Expiration Time. Thereafter, such tenders are irrevocable, except that they may be withdrawn after 12:00 Midnight, New York City time, on December 21, 2010, unless accepted for payment before that time as provided in this Offer to Purchase.

For a withdrawal to be effective, the Depositary must timely receive a written or facsimile transmission notice of withdrawal at the Depositary’s address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering shareholder, the number of Shares that the shareholder wishes to withdraw and the name of the registered holder of the Shares. If the share certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of the share certificates, the serial numbers shown on the share certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless the Shares have been tendered for the account of an Eligible Institution. If a shareholder has tendered Shares under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

PGi will determine all questions as to the form and validity (including the time of receipt) of any notice of withdrawal, in its sole discretion, and such determination will be final and binding on all parties, subject to a challenge of such determination in a court of competent jurisdiction. PGi reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of Shares by any shareholder, whether or not PGi waives similar defects or irregularities in the case of any other shareholder. None of PGi, the Depositary, the Dealer Manager, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give this notification.

Conditional exercises of options to purchase Shares and tender the underlying Shares, subject to acceptance in the Tender Offer, may be withdrawn in accordance with the procedures set forth in the Instructions for Tender through Conditional Exercise of Options sent separately to each option holder.

A shareholder may not rescind a withdrawal, and PGi will deem any Shares that a shareholder properly withdraws not properly tendered for purposes of the Tender Offer, unless the shareholder properly re-tenders the withdrawn Shares before the Expiration Time by following one of the procedures described in Section 3.

If PGi extends the Tender Offer, is delayed in its purchase of Shares, or is unable to purchase Shares pursuant to the Tender Offer for any reason, then, without prejudice to the Company’s rights under the Tender Offer, the Depositary may, subject to applicable law, retain tendered Shares on behalf of PGi, and such Shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Tender Offer, promptly following the Expiration Time, PGi:

  will determine the Purchase Price it will pay for Shares properly tendered and not properly withdrawn before the Expiration Time, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for, and thereby purchase, Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time.

For purposes of the Tender Offer, PGi will be deemed to have accepted for payment, and therefore purchased, Shares that are properly tendered at or below the Purchase Price and are not properly withdrawn, subject to the “odd lot” and proration provisions of the Tender Offer, only when, as and if it gives oral or written notice to the Depositary of its acceptance of the Shares for payment under the Tender Offer.

Upon the terms and subject to the conditions of the Tender Offer, promptly after the Expiration Time, PGi will accept for payment and pay a single per Share Purchase Price not greater than $7.75 nor less than $6.75 per Share for such maximum number of Shares properly tendered and not properly withdrawn that result in an aggregate purchase price of not more than $50,000,000, subject to increase or decrease as provided in Sections 1 and 16.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Tender Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for Shares, or a timely book-entry confirmation of the deposit of Shares into the Depositary’s account at DTC, (2) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal) including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

PGi will pay for Shares that it purchases under the Tender Offer by depositing the aggregate purchase price for these Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from PGi and transmitting payment to the tendering shareholders.

In the event of proration, PGi will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. Shares tendered and not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares that PGi does not accept for purchase due to proration, will be returned to the tendering shareholder, or, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant therein who so delivered the Shares, at PGi’s expense, promptly after the Expiration Time or termination of the Tender Offer without expense to the tendering shareholders.

Under no circumstances will PGi pay interest on the Purchase Price, regardless of any delay in making the payment. If certain events occur, PGi may not be obligated to purchase Shares under the Tender Offer. See Section 6.

PGi will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased under the Tender Offer. If, however,

  payment of the Purchase Price is to be made to any person other than the registered holder;

  certificate(s) for Shares not properly tendered or tendered but not purchased are to be returned in the name of and to any person other than the registered holder(s) of such Shares; or

  if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted to the Depositary. See Instruction 9 of the Letter of Transmittal.

6. Conditions of the Tender Offer

Notwithstanding any other provision of the Tender Offer, PGi will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Tender Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if, at any time on or after October 26, 2010 and before the Expiration Time, any of the following events shall have occurred (or shall have been reasonably determined by PGi to have occurred) and, in PGi’s reasonable judgment and regardless of the circumstances giving rise to the event or events, such event or events make it inadvisable to proceed with the Tender Offer or with acceptance for payment:

  there shall have been threatened or instituted or there shall be pending any action, suit, proceeding or application by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal or arbitrator or arbitration panel that directly or indirectly challenges or seeks to challenge, restrain, prohibit, delay or otherwise affect the making of the Tender Offer, the acquisition by us of some or all of the Shares under the Tender Offer or otherwise relates in any manner to the Tender Offer or seeks to obtain material damages in respect of the Tender Offer; or in PGi’s reasonable judgment, could materially and adversely affect the business, condition (financial or other), assets, income, operations or prospects of PGi or any of its subsidiaries, or otherwise materially impair the contemplated future conduct of the business of PGi or any of its subsidiaries;

  there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction (preliminary, permanent or otherwise) threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Tender Offer or PGi or any of its subsidiaries, by any court or any authority, agency or body, domestic, foreign or supranational, that, in PGi’s reasonable judgment, would or might, directly or indirectly:

    indicate that any approval or other action of any such court, agency, authority or body may be required in connection with the Tender Offer or the purchase of Shares thereunder;

    make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit completion of the Tender Offer;

    delay or restrict the ability of PGi, or render PGi unable, to accept for payment or pay for some or all of the Shares;

    materially impair our ability to consummate the Tender Offer; or

    materially and adversely affect the business, condition (financial or other), assets, liabilities, capitalization, shareholders’ equity, results of operations, income, operations or prospects of PGi, or any of its subsidiaries, or otherwise materially impair the contemplated future conduct of the business of PGi or any of its subsidiaries or the value of or trading in the Shares;

  There shall have occurred any of the following:

    any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union;

    the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union, whether or not mandatory;

    a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;

    the commencement or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories or any other jurisdiction in which PGi or any of its subsidiaries have an office, including but not limited to an act of terrorism;

    any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in PGi’s reasonable judgment, might affect the extension of credit by banks or other lending institutions in the United States or the European Union;

    any change in the general political, market, economic, financial or industry conditions in the United States or abroad that could, in the reasonable judgment of PGi, have a material adverse effect on the business, condition (financial or other), assets, liabilities, capitalization, shareholders’ equity, results of operations, income, operations or prospects of PGi or any of its subsidiaries, on the value of or trading in the Shares, or on our ability to consummate the Tender Offer, or otherwise materially impair the contemplated future conduct of the business of PGi or any of its subsidiaries;

    any decline in the market price of the Shares or the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index, Standard and Poor’s 500 Composite Index by a material amount (including, without limitation, an amount greater than 10%) from the close of business on October 22, 2010;

    a tender offer or exchange offer for any or all of the Shares (other than this Tender Offer), or any merger, acquisition, business combination or other similar transaction with or involving PGi or any of its subsidiaries or affiliates, shall have been proposed, announced or made by any person or shall have been publicly disclosed or we shall have entered into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

    any change or combination of changes shall have occurred or been threatened in the business, condition (financial or other), assets, liabilities, capitalization, shareholders’ equity, results of operations, income, operations, prospects or stock ownership of PGi or any of its subsidiaries, that in PGi’s reasonable judgment is or may reasonably be likely to be material and adverse to PGi or any of its subsidiaries or that otherwise materially impairs the contemplated future conduct of the business of PGi or any of its subsidiaries, the value of or trading in the Shares, or our ability to consummate the Tender Offer; or

    we shall have learned that any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (1) has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before October 25, 2010), (2) who has filed a Schedule 13D or Schedule 13G with the SEC on or before October 25, 2010 has acquired or proposes to acquire, whether through the acquisition of Shares, the formation of a group, the grant of any option or right (options for and other rights that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause), or otherwise (other than by virtue of consummation of the Tender Offer), beneficial ownership of an additional 1% or more of our outstanding Shares or (3) shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities.

  PGi reasonably determines that the completion of the Tender Offer and the purchase of the Shares may:

    cause the Shares to be held of record by fewer than 300 persons;

    cause the Shares to cease to be traded on or otherwise to be delisted from the NYSE; or

    cause the Shares to be eligible for deregistration under the Exchange Act.

The foregoing conditions are for the sole benefit of PGi and may be asserted by PGi regardless of the circumstances giving rise to any of these conditions, and may be waived by PGi, in whole or in part, at any time and from time to time, before the Expiration Time, in its sole discretion. PGi’s failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination or judgment by PGi concerning the events described above will be final and binding on all parties.

7. Price Range of Shares; Dividends

The shares of common stock have been listed on the NYSE under the ticker symbol “PGI”. The following table sets forth the high and low sales prices for PGi common stock for each of the quarterly periods presented as quoted on the NYSE.

	High	Low

2008

First Quarter	$15.70	$10.64

Second Quarter	$16.00	$13.40

Third Quarter	$16.90	$13.48

Fourth Quarter	$14.02	$5.18

2009

First Quarter	$10.74	$6.80

Second Quarter	$12.93	$8.41

Third Quarter	$10.97	$7.63

Fourth Quarter	$8.34	$7.20

2010

First Quarter	$8.77	$7.43

Second Quarter	$10.00	$6.28

Third Quarter	$7.08	$4.96

Fourth Quarter	$7.60	$6.20
(through October 26, 2010)

We publicly announced our intention to make the Tender Offer (including disclosure of the minimum and maximum prices) after market close on October 26, 2010. On October 26, 2010, the reported closing price of the Shares on the NYSE was $6.20 per Share. The average of the reported closing prices of the Shares on the NYSE over the ten trading days immediately prior to and including October 26, 2010 was $7.07 per Share.

On October 25, 2010, the last full trading day prior to the commencement of the Tender Offer, the reported closing price of the common stock on the NYSE was $6.46. We urge shareholders to obtain current market quotations for the Shares before deciding whether, and at what price, to tender Shares pursuant to the Tender Offer.

We have never paid cash dividends on our Shares, and the current policy of our Board of Directors is to retain any available earnings for use in the operation and expansion of our business. The payment of cash dividends on our Shares is unlikely in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board and will depend upon our earnings, capital requirements, financial condition and any other factors deemed relevant by our Board.

Our credit facility contains customary prohibitions on our ability to declare any cash dividends on our Shares until all obligations under the line of credit are paid in full and all letters of credit have been terminated.

8. Source and Amount of Funds.

Approximately $50.0 million will be required to purchase Shares in the Tender Offer, assuming the Tender Offer is fully subscribed. We expect that the fees and expenses that we will incur in connection with the Tender Offer will be approximately $500,000. We intend to use proceeds from the sale of PGiSend to purchase shares tendered in the Tender Offer, and to pay related fees and expenses. Additionally, if we increase the maximum aggregate purchase price for the Shares tendered in the Tender Offer, we may obtain a portion of the funds necessary to purchase such Shares from borrowing under our credit facility, as described below.

PGi maintains a credit facility agented by Bank of America, N.A., consisting of a $275.0 million revolver and a $75.0 million accordion feature, which allows for additional credit commitments up to a maximum of $300 million, subject to its terms and conditions. Our subsidiary, American Teleconferencing Services, Ltd., or ATS, is the borrower under the credit facility, with PGi and certain of its material domestic subsidiaries guaranteeing the obligations of ATS under the credit facility, which is secured by substantially all of its assets and the assets of its material domestic subsidiaries. In addition, PGi has pledged as collateral all of the issued and outstanding stock of its material domestic subsidiaries and 65% of its material foreign subsidiaries.

Future proceeds drawn under the credit facility can be used for working capital, capital expenditures, acquisitions and other general corporate purposes. The annual interest rate applicable to borrowings under the credit facility, at PGi’s option, is (1) the base rate (the greater of either the federal funds rate plus one-half of one percent, the prime rate or one-month LIBOR plus one and one-half percent) plus an applicable percentage that varies based on PGi’s consolidated leverage ratio at quarter end, or (2) LIBOR for one, two, three, nine or twelve months adjusted for a percentage that represents the Federal Reserve Board’s reserve percentage plus an applicable percentage that varies based on PGi’s consolidated leverage ratio at quarter end.

The availability of loans under the credit facility is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of our representations and warranties contained therein. The credit facility contains customary restrictive covenants, including financial covenants.

The above summary of certain material terms of our credit facility is qualified in its entirety by the terms of our Credit Agreement and all amendments thereto, which are filed as exhibits to the Company’s Schedule TO described in Section 10 and which are incorporated herein by reference. The foregoing summary may not contain all of the information about the financing that is important to you. We encourage you to read the credit agreement and its amendments carefully and in their entirety.

9. Certain Information Concerning PGi.

PGi is a global application software and services company that enables real-time, virtual meetings. For almost 20 years, we have innovated technologies to empower people to connect, collaborate and come together in more enjoyable and productive ways. Every month, we bring together over 15 million people in nearly 4 million virtual meetings. Headquartered in Atlanta, PGi has a presence in 24 countries worldwide and an established base of greater than 30,000 customers, including 75% of the Fortune 100. For more information, visit us at www.pgi.com.

Sale of Xpedite. On October 21, 2010 PGi announced the completion of its sale of PGiSend to EasyLink Services International Corporation for $105.0 million in cash, subject to post-closing working capital adjustments.

Results of Operations. Shareholders are advised to review PGi’s earnings release for the quarterly period ending September 30, 2010, published on October 21, 2010. We expect that our Quarterly Report on Form 10-Q for such quarterly period will be filed prior to the expiration of the Tender Offer, and shareholders are advised to review the Form 10-Q when available.

Additional Information. PGi is subject to the information requirements of the Exchange Act, and, in accordance therewith, files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. PGi is required to disclose in these proxy statements certain information, as of particular dates, concerning the PGi directors and executive officers, their compensation, securities granted to them, the principal holders of the securities of PGi and any material interest of such persons in transactions with PGi. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, PGi has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the Tender Offer. This material and other information may be inspected at the public reference facilities maintained by the SEC at Public Reference Room, 100 F Street, NE, Washington, DC 20549. Copies of this material can also be obtained by mail, upon payment of the SEC’s customary charges, by writing to the Public Reference Section at 100 F Street, NE, Washington, DC 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the SEC.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC Filings (File No. 001-13577)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2009 (including certain information specifically incorporated by reference into the Annual Report on Form 10-K from PGi’s definitive proxy statement filed on April 23, 2010)

Quarterly Report on Form 10-Q	Quarter ended March 31, 2010

Quarterly Report on Form 10-Q	Quarter ended June 30, 2010

Current Reports on Form 8-K	Filed on July 22, 2010, July 30, 2010, October 21, 2010, and October 26, 2010.

We incorporate by reference the documents listed above (except to the extent that any such filing or the information contained in such filing is deemed “furnished” and not “filed” in accordance with SEC rules). You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address 3280 Peachtree Road NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305, telephone number (404) 262-8400. Please be sure to include your complete name and address in the request.

Shares Outstanding. As of September 30, 2010, we had 60,407,208 issued outstanding Shares and 469,836 Shares underlying vested but unexercised options. Since the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. Based on an aggregate purchase price of $50,000,000, if the Purchase Price is determined to be $6.75 per Share, the minimum Purchase Price under the Tender Offer, the maximum number of Shares that will be purchased under the Tender Offer is approximately 7,407,407. Assuming that the Tender Offer is fully subscribed and based on an aggregate purchase price of $50,000,000, if the Purchase Price is determined to be $7.75 per Share, the maximum Purchase Price under the Tender Offer, the minimum number of Shares that will be purchased under the Tender Offer is approximately 6,451,613. The maximum of approximately 7,407,407 Shares that PGi is offering to purchase under the Tender Offer represents approximately 12% of the total number of Shares issued and outstanding, and approximately 12% of shares assuming exercise of all vested but unexercised options, as of September 30, 2010. Assuming the Tender Offer is fully subscribed, the minimum of approximately 6,451,613 Shares that PGi is offering to purchase under the Tender Offer represents approximately 11% of the total number of Shares issued and outstanding, and approximately 11% of shares assuming exercise of all vested but unexercised options, as of September 30, 2010.

10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

Interests of Directors and Executive Officers. As of September 30, 2010, we had 60,407,208 issued and outstanding Shares, and PGi’s directors and executive officers as a group (10 individuals) beneficially owned an aggregate of 5,195,695 Shares, representing approximately 8.6% of the outstanding shares of common stock assuming conversion, vesting or exercise of certain PGi equity securities as described below.

The directors and executive officers of PGi are entitled to participate in the Tender Offer on the same basis as all other shareholders. However, our directors and executive officers, other than Boland T. Jones, our Chairman and Chief Executive Officer, have advised us that they will not tender Shares in the Tender Offer. Mr. Jones current intention is to tender or sell in the open market sufficient shares to repay his loan from us or to repay other borrowings from third parties used to repay his loan from us. The equity ownership of our directors and executive officers who do not tender their Shares in the Tender Offer will increase proportionally as a percentage of our outstanding common stock following the consummation of the Tender Offer. In the event that our Chairman and CEO tenders Shares in the Tender Offer and such Shares are purchased pursuant to the Tender Offer, his proportional holdings of Shares as a percentage of our outstanding common stock will change to a greater or lesser extent, depending upon whether a larger or smaller number of Shares are purchased pursuant to the Tender Offer.

Loans to Boland T. Jones. As referred to above, we have made loans to Boland T. Jones, our Chairman of the Board and Chief Executive Officer, which loans are secured by our common stock held directly by Mr. Jones and by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC and whose limited partner is a trust of which Mr. Jones was the grantor and his wife the trustee. Seven Gables Management Company, LLC is a limited liability company of which Mr. Jones and his wife are the sole members. The loans were made pursuant to Mr. Jones’ then current employment agreement for the exercise price of certain stock options and the taxes related thereto. We had a legal commitment to make these loans prior to July 30, 2002 (the date on which loans to executive officers were prohibited by changes in applicable law), without having any discretion or termination right with respect to these existing obligations. Such obligations and loans have not been modified or extended in any way. Each loan is evidenced by a recourse promissory note bearing interest at the applicable federal rate and is secured by 1,330,753 Shares as disclosed in the “Certain Transactions” section of our 2010 proxy statement. As of October 31, 2010, the aggregate outstanding loan amount (including accrued interest) for Mr. Jones will be $1,903,967. These loans currently outstanding mature on October 31, 2010. No payments are due prior to the due date of each loan. The terms of these loans are as follows:

Name	Amount of Loan as of 9/30/2010	Interest Rate	Due Date	Shares Pledged	Value of Collateral as of 9/30/2010
Boland T. Jones	$1,778,920	5.96%	10/31/2010	1,330,753*	$9,421,731*
	$ 116,078	5.43%	10/31/2010	1,330,753*	$9,421,731*

Total	$1,894,998

* Separate loans are secured by the same shares of our common stock. The value of such shares is only included once to determine the total value of collateral.

Except as described above, to PGi’s knowledge, none of its affiliates intends to tender any Shares in the Tender Offer.

Beneficial Ownership. The following table presents information as of October 26, 2010, relating to the beneficial ownership of PGi’s capital stock by (1) each director and executive officer of PGi and (2) all directors and executive officers of PGi as a group.

Except as set forth in the table, such persons listed in the table may be contacted at PGi’s corporate headquarters at 3280 Peachtree Road NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305.

For each listed person, the number of shares of PGi’s common stock and the percentage of each such class listed assume the conversion or exercise of certain of PGi’s equity securities, as described below, owned by such person, but do not assume the conversion or exercise of any equity securities owned by any other person, entity or group. For each listed person, the number of shares of PGi’s common stock and the percentage of each such class listed include shares of PGi’s common stock that may be acquired by such person, entity or group on the conversion, vesting or exercise of equity securities, such as stock options, that can be converted or exercised, restricted stock that vests and becomes non-forfeitable and restricted stock units that have or will have vested and be settled, within 60 days of October 26, 2010.

BENEFICIAL OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock Owned (2)
Boland T. Jones	4,157,766 (3)	6.9
David E. Trine	100,000 (4)	*
Theodore P. Schrafft	297,022 (5)	*
David M. Guthrie	91,857 (6)	*
Jeffrey T. Arnold	155,867 (7)	*
Wilkie S. Colyer	200,935 (8)	*
John R. Harris	113,012 (9)	*
W. Steven Jones	29,625 (10)	*
Raymond H. Pirtle, Jr.	15,718 (11)	*
J. Walker Smith, Jr.	33,893 (12)	*
All current executive officers and directors as a group (10 persons)	5,195,695 (13)	8.6

(1)

Beneficial ownership is determined in accordance with the rules of the SEC that deem shares to be beneficially owned by any person who has voting or investment power with respect to such shares. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of October 26, 2010 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Percent of common stock owned is based on 60,407,208 Shares outstanding as of September 30, 2010.

(3)

Includes 2,153,949 shares and 562,500 restricted shares held of record by Mr. Jones, 4,881 shares held in the 401(k) Plan for the benefit of Mr. Jones, 590 shares held of record by Mr. Jones’ wife for which Mr. Jones holds the right to vote pursuant to an irrevocable proxy granted by Mrs. Jones to Mr. Jones, 105,093 shares held in trust and 1,330,753 shares held by Seven Gables Partnership, L.P., a limited partnership whose general partner is Seven Gables Management Company, LLC, a limited liability company whose sole members are Mr. and Mrs. Jones. Does not include 450 shares held of record by Mr. Jones’ spouse, as custodian for the benefit of two unrelated minor children under the

Uniform Gifts to Minors Act, or 55,427 shares held in a trust as to which shares Mr. Jones disclaims beneficial ownership. There are 1,330,753 shares held by Mr. Jones and Seven Gables Partnership, L.P., which are pledged as security for loans made by us to Mr. Jones. The address of Mr. Jones is 3280 Peachtree Road NE, The Terminus Building, Suite 1000, Atlanta, Georgia 30305.

(4)	Includes 25,000 shares and 75,000 restricted shares held of record by Mr. Trine.

(5)	Includes 150,475 shares and 141,667 restricted shares held of record by Mr. Schrafft and 4,880 shares held in our 401(k) plan for the benefit of Mr. Schrafft.

(6)	Includes 91,857 shares held of record by Mr. Guthrie.

(7)	Includes 155,867 shares held of record by Mr. Arnold.

(8)	Includes 100,935 shares held of record by Mr. Colyer and 100,000 shares subject to options currently exercisable.

(9)	Includes 38,012 shares held of record by Mr. Harris and 75,000 shares subject to options currently exercisable.

(10)	Includes 29,625 shares held of record by Mr. Steven Jones.

(11)	Includes 15,718 shares held of record by Mr. Pirtle.

(12)	Includes 1,000 shares held of record jointly by Mr. Smith and his spouse and 32,893 shares held of record by Mr. Smith.

(13)	Includes 175,000 shares subject to options currently exercisable.

BENEFICIAL OWNERSHIP OF 5%+ SHAREHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by PGi to beneficially own 5% or more of our Shares:

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Owned
T. Rowe Price Associates, Inc.	6,417,800 (1)	10.6
Frontier Capital Management Co., LLC	4,522,709 (2)	7.5
BlackRock, Inc.	4,113,869 (3)	6.9
FMR LLC	3,458,800 (4)	5.8

(1)

On February 12, 2010, T. Rowe Price Associates, Inc. (100 E. Pratt Street, Baltimore, MD 21202) filed a Schedule 13G/A with the SEC, which states that T. Rowe Price is a registered investment advisor for various individuals and institutional investors with sole voting power over 1,696,000 shares of our common stock and sole dispositive power over 6,417,800 shares. According to the Schedule 13G/A, none of T. Rowe Price’s investors individually owns five percent or more of our common stock, and T. Rowe Price expressly disclaims beneficial ownership of these shares.

(2)

On February 12, 2010, Frontier Capital Management Co., LLC (99 Summer Street, Boston, MA 02110) filed a Schedule 13G with the SEC, which states that Frontier is a registered investment advisor and beneficially owns 4,522,709 shares of our common stock, with sole voting and dispositive power over 4,552,709 shares. According to the Schedule 13G, none of Frontier’s investors individually owns five percent or more of our common stock.

(3)

On January 29, 2010, BlackRock, Inc. (40 East 52nd Street, New York, NY 10022) filed a Schedule 13G with the SEC, which states that BlackRock is a parent holding company and beneficially owns 4,113,869 shares of our common stock with sole voting and dispositive power over 4,113,869 shares. According to the Schedule 13G, none of BlackRock’s subsidiaries, which includes substantially all of Barclays Global Investors, NA and its affiliates since its acquisition of Barclays in December 2009, individually owns five percent or more of our common stock.

(4)

On February 16, 2010, FMR LLC (82 Devonshire Street, Boston, Massachusetts 02109) filed a Schedule 13G/A with the SEC, which states that FMR is a parent holding company and beneficially owns 3,458,000 shares of our common stock, with sole dispositive power over 3,458,000 shares. According to Exhibit A included with the Schedule 13G, Fidelity Management & Research Company, which is a wholly-owned subsidiary of FMR and a registered investment adviser, is the beneficial owner of 3,458,000 shares with sole voting power over 3,458,000 shares. According to the Schedule 13G, no other individual FMR account holds five percent or more of our common stock.

Transactions and Arrangements Concerning Shares

Based on our records and on information provided to us by the Company’s directors, executive officers, affiliates and subsidiaries, none of the Company or any of its directors, executive officers, affiliates or subsidiaries has effected any transactions involving the Shares during the 60 days prior to October 26, 2010, except as provided below:

Transactions in Subject Securities in Last Sixty Days
Name of Person who Effected Transaction	Date of Transaction	Amount of Securities Involved	Price Per Share	Where and How the Transaction was Effected
Boland T. Jones	9/30/2010	15,918	$7.08	Shares withheld to satisfy the reporting person’s tax liability applicable to the vesting of restricted stock on September 30, 2010.
Theodore P. Schrafft	9/30/2010	21,225	$7.08	Shares withheld to satisfy the reporting person’s tax liability applicable to the vesting of restricted stock on September 30, 2010.
Theodore P. Schrafft	9/30/2010	3,537	$7.08	Shares withheld to satisfy the reporting person’s tax liability applicable to the vesting of restricted stock on September 30, 2010.
David M. Guthrie	9/30/2010	16,225	$7.08	Shares withheld to satisfy the reporting person’s tax liability applicable to the vesting of restricted stock on September 30, 2010.
Jeffrey T. Arnold	9/30/2010	2,824	$7.08(1)	Quarterly grant of annual equity award of restricted stock under Premiere Global Services, Inc.’s Amended and Restated 2000 Directors Stock Plan, as amended.
Wilkie S. Colyer	9/30/2010	3,354	$7.08(1)	Quarterly grant of annual equity award of restricted stock under Premiere Global Services, Inc.’s Amended and Restated 2000 Directors Stock Plan, as amended.

John R. Harris	9/30/2010	3,177	$7.08(1)	Quarterly grant of annual equity award of restricted stock under Premiere Global Services, Inc.’s Amended and Restated 2000 Directors Stock Plan, as amended.
W. Steven Jones	9/30/2010	3,177	$7.08(1)	Quarterly grant of annual equity award of restricted stock under Premiere Global Services, Inc.’s Amended and Restated 2000 Directors Stock Plan, as amended.
Raymond H. Pirtle, Jr.	9/30/2010	3,001	$7.08(1)	Quarterly grant of annual equity award of restricted stock under Premiere Global Services, Inc.’s Amended and Restated 2000 Directors Stock Plan, as amended.
J. Walker Smith, Jr.	9/30/2010	2,824	$7.08(1)	Quarterly grant of annual equity award of restricted stock under Premiere Global Services, Inc.’s Amended and Restated 2000 Directors Stock Plan, as amended.

(1)	Closing price of the Shares on the NYSE on September 30, 2010.

Board Compensation Arrangements Involving PGi Securities

Non-employee directors receive a base cash retainer of $30,000 per board year and are eligible for an additional $10,000 per board year if they attend all quarterly, regularly scheduled board meetings during such board year. An additional $1,000 is payable for each special board meeting attended during a board year, and an allowance of $1,250 per day is payable for special projects and director training attended by a director and as authorized by us. The chairmen of our audit committee and our compensation committee receive an additional cash retainer of $10,000 per board year, and each member of the audit and compensation committees receive an additional cash retainer of $5,000 per board year. The chairman of our nominating and governance committee receives an additional cash retainer of $5,000 per board year, and each member of our nominating and governance committee receives an additional cash retainer of $2,500 per board year.

We grant 25% of an annual equity award of $80,000 in fair market value of restricted stock to each non-employee director in arrears on the last day of each calendar quarter. The shares granted on such dates vest immediately in recognition of service for the prior quarter. The chairmen of our audit committee and compensation committee receive an additional equity award of $10,000 in fair market value of shares of restricted stock per board year, and each member of our audit and compensation committees receive an additional equity award of $5,000 in fair market value of shares of restricted stock per board year.

If we were to experience a “change in control” (as defined in our equity compensation plans), each of our non-employee directors would receive a grant equal to the annual grants for the prospective year; provided that the director is a member of our board on such date. We determine the number of shares to be granted by dividing the dollar amount of the applicable annual award by the fair market value per share of our common stock on the grant date, and pay any fractional shares in cash. Directors joining the board during a board year receive pro-rated cash retainers and equity awards.

Compensation Arrangements for Executive Officers Involving PGI Securities.

Equity Compensation Plans and Agreements. The Premiere Global Services, Inc. 2004 Long-Term Incentive Plan and 2000 Directors Stock Plan, each as amended and restated, form the basis of the equity-based incentive plans for key employees, directors or consultants of the Company. The compensation committee of our board of directors administers these plans and may, in its discretion, grant stock awards to our executive officers and directors. In addition, pursuant to his employment agreement, our Chief Executive Officer receives certain restricted stock awards in the form of stock bonuses.

Premiere Global Services, Inc. 401(k) Plan. The 401(k) Plan participants may invest in a Stock Fund comprised of the Company’s common stock.

The foregoing descriptions of the Company’s equity-based plans and agreements are qualified in their entirety by reference to the text of the plans and agreements, copies of which have been filed with the SEC and are incorporated herein.

11. Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by PGi of Shares under the Tender Offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of PGi shareholders. As a result, trading of a relatively small volume of the Shares after consummation of the Tender Offer may have a greater impact on trading prices than would have been the case prior to consummation of the Tender Offer. As of September 30, 2010, we had issued and outstanding approximately 60,407,208 Shares of common stock. The maximum of approximately 7,407,407 Shares of common stock that we are offering to purchase (without giving effect to any lesser amount as we may elect to purchase, subject to applicable law) represents approximately 12% of the Shares of common stock outstanding, and approximately 12% of Shares assuming exercise of all vested but unexercised options, as of that date, and, assuming the Tender Offer is fully subscribed, the minimum of approximately 6,451,613 Shares of common stock that we are offering to purchase represents approximately 11% of the Shares of common stock outstanding, and approximately 11% of Shares assuming exercise of all vested but unexercised options, as of that date. Shareholders may be able to sell non-tendered Shares in the future, on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Tender Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

The Shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. PGi believes that, following the purchase of Shares under the Tender Offer, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

PGi anticipates that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Tender Offer to ensure a continued trading market for the Shares. Based upon published guidelines of the NYSE, PGi does not believe that its purchase of Shares under the Tender Offer will cause the remaining outstanding shares of PGi common stock to be delisted from trading on the NYSE.

The Shares are registered under the Exchange Act, which requires, among other things, that PGi furnish certain information to its shareholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of the PGi shareholders. PGi believes that its purchase of Shares under the Tender Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

We currently intend to cancel all of the Shares we acquire pursuant to the Tender Offer and will not maintain them as treasury shares.

It is a condition of our obligation to purchase Shares pursuant to the Tender Offer that it is not reasonably determined by us that the completion of the Tender Offer and the purchase of the Shares may cause the Shares to be held of record by fewer than 300 persons, to cease to be traded on or otherwise to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

12. Legal Matters; Regulatory Approvals.

Except as described above, PGi is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of Shares as contemplated by the Tender Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Shares by PGi as contemplated by the Tender Offer. Should any approval or other action be required, PGi presently contemplates that it will seek that approval or other action. PGi is unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered under the Tender Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of PGi under the Tender Offer to accept for payment and pay for Shares is subject to conditions. See Section 6.

13. Certain Material U.S. Federal Income Tax Consequences.

The following summary describes certain of the material United States federal income tax consequences relevant to the Tender Offer. This discussion is based upon the Code, existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only shareholders who hold their Shares as capital assets for United States federal income tax purposes (generally, property held for investment). This discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to shareholders in light of their particular circumstances and does not apply to holders subject to special treatment under the United States federal income tax laws (such as, for example, financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations (including employee benefit plans), certain former citizens or residents of the United States, U.S. expatriates, persons who hold Shares as part of a hedge, straddle, constructive sale or conversion transaction, and persons who acquired their Shares through the exercise of employee stock options or otherwise as compensation). This discussion does not address any state, local, or non-U.S. tax consequences of participating in the Tender Offer, or any U.S. federal tax consequences of participating other than income tax consequences.

We have not sought, nor do we expect to seek, any ruling from the Internal Revenue Service (the “Service”) with respect to the matters discussed below. There can be no assurances that the Service will not take a different position concerning the tax consequences of the sale of Shares to PGi pursuant to the Tender Offer or that any such position would not be sustained by a court if the issue were litigated.

Federal Income Tax Consequences for U.S. Holders. As used herein, a “U.S. Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes, (1) a citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any State thereof or the District of Columbia, (3) a trust (a) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to make all substantial decisions, or (b) that has a valid election in effect to be treated as a U.S. person, or (4) an estate, the income of which is subject to United States federal income taxation regardless of its source.

The United States federal income tax treatment of a person that is a partner of an entity or arrangement treated as a partnership for United States federal income tax purposes that holds our Shares generally will depend on the status of the partner and the activities of the partnership. Partners in partnerships holding our Shares should consult their tax advisors.

All Holders should consult their tax advisors to determine the particular tax consequences to them of participating in the Tender Offer under U.S. federal income tax laws and under all other tax laws as well.

Non-Participation in the Tender Offer. Shareholders who do not participate in the Tender Offer (including with respect to shares that are tendered and properly withdrawn) should not incur any Unites States federal income tax liability as a result of the Tender Offer.

Participation in the Tender Offer by U.S. Holders. A sale of Shares for cash pursuant to the Tender Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Tender Offer will, depending on such U.S. Holder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us with respect to our stock.

Sale or Exchange Treatment. If, as described below, an exchange of shares for cash by a U.S. Holder pursuant to the Tender Offer is treated as a sale because a U.S. Holder satisfies one of the Section 302 tests, the U.S. Holder will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the shares exchanged. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the shares exceeds one year as of the date of the exchange. Gain or loss must be determined separately for blocks of shares acquired at different times or at different prices. Capital losses generally may be deducted only against capital gain, not ordinary income, except that individuals may deduct up to $3000 of capital losses against ordinary income per year ($1500 per year in the case of a married individual who files a separate return).

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on the sale of Shares for cash pursuant to the Tender Offer if the sale:

  results in a “complete termination” of such U.S. Holder’s equity interest in us;

  results in a “substantially disproportionate” redemption with respect to such U.S. Holder;

  is “not essentially equivalent to a dividend” with respect to the U.S. Holder; or

  is by a U.S. Holder that is not a corporation and is in partial liquidation of us.

A sale of Shares pursuant to the Tender Offer will result in a “complete termination” if, after the Shares are sold pursuant to the Tender Offer, the U.S. Holder actually owns none of our Shares for U.S. federal income tax purposes generally and either (1) also is not viewed as owning any such Shares under certain constructive ownership rules or (2), if the U.S. Holder would be viewed as owning Shares under such rules, such U.S. Holder is eligible to waive, and does effectively waive, constructive ownership of all such Shares. U.S. Holders wishing to satisfy the “complete termination” test through waiver of attribution should consult their tax advisors.

A sale of Shares pursuant to the Tender Offer will result in a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then outstanding Shares actually and constructively owned by such U.S. Holder immediately after the sale is less than 80% of the percentage of the Shares actually and constructively owned by such U.S. Holder immediately before the sale. If a sale of Shares pursuant to the Tender Offer fails to satisfy the “substantially disproportionate” test, the U.S. Holder may nonetheless satisfy the “not essentially equivalent to a dividend” test.

A sale of Shares pursuant to the Tender Offer will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. A sale of Shares for cash that results in a relatively minor reduction of the proportionate equity interest of a U.S. Holder whose relative equity interest in us is minimal and who does not exercise any control over or participate in the management of our corporate affairs should constitute a “meaningful reduction.”

In applying each of the Section 302 tests described above, a U.S. Holder must take account of Shares that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain related individuals and entities, and Shares that the U.S. Holder has the right to acquire by exercise of an option or warrant or by conversion or exchange of a security. U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

Contemporaneous dispositions or acquisitions of Shares by a U.S. Holder or a related person may be deemed to be part of a single integrated transaction and, if so, may be taken into account in determining whether any of the Section 302 tests, described above, are satisfied. U.S. Holders should be aware that proration may affect whether the sale of Shares pursuant to the Tender Offer will meet any of the Section 302 tests.

We intend this Offer to Purchase to constitute a plan of “partial liquidation” of us within the meaning of Section 302(e). Some of the amounts distributed to noncorporate U.S. Holders in redemption of their Shares may thus qualify for sale treatment under Section 302 without regard to the three Section 302 tests described above. Noncorporate U.S. Holders should consult their tax advisers regarding the application of the partial liquidation rules in Section 302(e), including the proportion of the amount distributed that is derived from the disposition of investment assets rather than business assets.

Distribution Treatment. If a U.S. Holder does not satisfy any of the Section 302 tests described above, the entire amount of cash received by such U.S. Holder pursuant to the Tender Offer will be treated as a dividend to the extent of the Holder’s allocable portion of our current or accumulated earnings and profits, as determined under United States federal income tax principles. The amount of any distribution in excess of our current and accumulated earnings and profits would be treated as a return of capital to the extent, generally, of the U.S. Holder’s basis in the Shares exchanged, and any remainder will be treated as gain from the sale or exchange of the Shares. Any such gain will be capital gain and will be long-term capital gain if the holding period of the Shares exceeds one year as of the date of the exchange. Provided certain holding period and other requirements are satisfied, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as a dividend. Such a dividend will be taxed in its entirety, without reduction for the U.S. Holder’s tax basis of the Shares exchanged. To the extent that a purchase of a U.S. Holder’s Shares by us in the Tender Offer is treated as the receipt by the U.S. Holder of a dividend, the U.S. Holder’s remaining adjusted basis (reduced by the amount, if any, treated as a return of capital) in the purchased Shares will be added to any Shares retained by the U.S. Holder.

To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (1) it may be eligible for a dividends-received deduction and (2) it may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

See Section 3 with respect to the application of United States federal income tax withholding and back-up withholding tax to payments made pursuant to the Tender Offer.

The discussion set forth above is for general information only. Shareholders should consult their tax advisors to determine the particular tax consequences to them of the Tender Offer, including the applicability and effect of any state, local and foreign tax laws.

Federal Backup Withholding Tax. Under the U.S. federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Tender Offer must be withheld and remitted to the Service, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. Therefore, tendering shareholders who are U.S. Holders should complete and sign the Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless the U.S. Holder otherwise establishes to the satisfaction of the Depositary that he or she is not subject to backup withholding. If a U.S. Holder does not provide the Depositary with the correct taxpayer identification number, such U.S. Holder may be subject to penalties. Certain shareholders (including, among others, all corporations and certain Non-U.S. Holders (as defined above)) are not subject to these backup withholding, but are subject to a different set of withholding tax rules, as described below under “U.S. Federal Income Tax Withholding for Non-U.S. Holders”).

TO PREVENT U.S. FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO YOU FOR SHARES PURCHASED UNDER THE TENDER OFFER, IF YOU DO NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING, YOU MUST PROVIDE THE DEPOSITARY WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

Federal Income Tax Consequences for Non-U.S. Holders. As used herein, a “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for United States federal income tax purposes. Gross proceeds payable pursuant to the Tender Offer to a Non-U.S. Holder or his or her agent will be subject to withholding of U.S. federal income tax at a rate of 30%, unless either (1) a reduced rate of withholding is applicable pursuant to an income tax treaty or (2) an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if an income tax treaty applies, the gross proceeds are generally attributable to a United States permanent establishment maintained by such Non-U.S. Holder). In order to claim a reduction of or an exemption from withholding tax, a Non-U.S. Holder must deliver to the depositary a validly completed and executed IRS Form W-8BEN (with respect to income tax treaty benefits) or W-8ECI (with respect to amounts effectively connected with the conduct of a trade or business within the United States) claiming such exemption or reduction before the payment is made. Tendering Non-U.S. Holders can obtain the applicable forms from the Depositary.

A Non-U.S. Holder may be eligible to receive a refund of such tax or a portion of such tax if such shareholder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests, or to the extent that the Non-U.S. Holder meets the “partial liquidation” tests, described above under Federal Income Tax Consequences for U.S. Holders or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and PGi withheld at a higher rate. Non-U.S. Holders should consult their own tax advisors regarding the tax consequences to them of participating in the Tender Offer, including the application of federal income tax withholding, their potential eligibility for a withholding tax reduction or exemption, and the refund procedure.

14. Extension of the Tender Offer; Termination; Amendment.

PGi expressly reserves the right, in its sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by PGi to have occurred, to extend the period of time during which the Tender Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of the extension to the Depositary and making a public announcement of the extension. PGi also expressly reserves the right, in its sole discretion subject to applicable law, to terminate the Tender Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of termination or postponement to the Depositary and making a public announcement of termination or postponement. PGi’s reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that PGi must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a Tender Offer. Subject to compliance with applicable law, PGi further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by PGi to have occurred, to amend the Tender Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Tender Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Tender Offer. Amendments to the Tender Offer may be made at any time and from time to time effected by public announcement, the announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made under the Tender Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. Without limiting the manner in which PGi may choose to make a public announcement, except as required by applicable law, PGi shall have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release through BusinessWire or another comparable service.

If PGi materially changes the terms of the Tender Offer or the information concerning the Tender Offer or if we waive a material condition of the Tender Offer, PGi will extend the Tender Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a Tender Offer must remain open following material changes in the terms of the Tender Offer or information concerning the Tender Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

  PGi increases or decreases the price to be paid for Shares (or changes the price range at which we are offering to purchase Shares in the Tender Offer) or increases (by more than 2% of the outstanding Shares) or decreases the number of Shares being sought in the Tender Offer, and the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that the notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 15, then the Tender Offer deadline will be extended until no earlier than the expiration of such ten business day period.

We may reduce the maximum aggregate purchase price in the Tender Offer and correspondingly reduce the maximum aggregate number of Shares to be purchased in the Tender Offer. If we make any such reduction in the aggregate purchase price and the associated aggregate number of Shares to be purchased and the Tender Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that we first publish, send or give notice of any such decrease, we will extend the Tender Offer until the expiration of ten business days from the date that we first publish notice of any such decrease.

15. Fees and Expenses.

We have retained Stephens Inc. to act as the Dealer Manager in connection with the Tender Offer. The Dealer Manager may contact brokers, dealers and similar entities and may provide information regarding the Tender Offer to those that it contacts or persons that contact it. The Dealer Manager will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Tender Offer and to indemnify the Dealer Manager against certain liabilities in connection with the Tender Offer, including certain liabilities under the federal securities laws.

The Dealer Manager and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings, in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

PGi has retained Innisfree M&A Incorporated to act as Information Agent and American Stock Transfer & Trust Company, LLC, to act as Depositary in connection with the Tender Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and in person, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the Tender Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed by PGi for specified reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Tender Offer, including certain liabilities under the U.S. federal securities laws.

In connection with the Tender Offer, the trustee for the 401(k) Plan may contact participants in the plan by mail, telephone, fax and personal interviews. The trustee for the plan receives reasonable and customary compensation for its services and is reimbursed for certain out-of-pocket expenses pursuant to arrangements with PGi to act as trustee for the plan. Under those arrangements, no separate fee is payable to the trustee in connection with the Tender Offer.

No fees or commissions will be payable by PGi to brokers, dealers, commercial banks or trust companies (other than fees to the Dealer Manager and Information Agent as described above) for soliciting tenders of Shares under the Tender Offer. We urge shareholders holding Shares through brokers or banks to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through such brokers or banks and not directly to the Depositary. PGi, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Tender Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of PGi, the Dealer Manager, or the Information Agent for purposes of the Tender Offer. PGi will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares, except as otherwise provided in this Offer to Purchase and the Letter of Transmittal.

16. Miscellaneous.

The Tender Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction, provided that PGi will comply with the requirements of Exchange Act Rule 13e-4(f)(8). In any jurisdiction where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer shall be deemed to be made on our behalf by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

The repurchase of shares of common stock pursuant to the Tender Offer is in addition to the Share repurchase program authorized by our Board of Directors in June, 2006, pursuant to which PGi is authorized to repurchase up to 7.0 million outstanding shares of common stock, at prevailing market prices or in privately negotiated transactions. As of October 26, 2010, 1,749,700 Shares remain available for repurchase under this stock repurchase authorization. Whether or not we may make such repurchases or any additional repurchases will depend on many factors, including, without limitation, the number of Shares, if any, that we purchase in this Tender Offer, whether or not, in PGi’s judgment, such future repurchases would be accretive to earnings per Share, PGi’s business and financial performance and situation, the business and market conditions at the time, including the price of the Shares, and such other factors as PGi may consider relevant. Any future repurchases may be on the same terms or on terms that are more or less favorable to the selling shareholders than the terms of the Tender Offer. Rule 13e-4 of the Exchange Act prohibits PGi and its affiliates from purchasing any Shares, other than pursuant to the Tender Offer, until at least ten business days after the Expiration Time of the Tender Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 of the Exchange Act.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, PGi has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Tender Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth in Section 10 with respect to information concerning PGi.

PGi has not authorized any person to make any recommendation on behalf of PGi as to whether you should tender or refrain from tendering your Shares in the Tender Offer or as to the price at which you may choose to tender your Shares in the Tender Offer. You should not rely on any information other than information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you as being provided by or on behalf of PGi. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this

Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of PGi or any of its subsidiaries or affiliates since the date hereof. PGi has not authorized any person to give any information or to make any representation in connection with the Tender Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by PGi.

The Letter of Transmittal and share certificates and any other required documents should be sent or delivered by each shareholder of PGi or that shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below.

The Depositary for the Tender Offer is:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust	American Stock Transfer & Trust
Company, LLC	Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 2042	6201 15th Avenue
New York, New York 10272-2042	Brooklyn, New York 11219

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Please direct any questions or requests for assistance and any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery to the Information Agent at the telephone number and address set forth below. Shareholders also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Tender Offer. Please contact the Depositary to confirm delivery of Shares.

The Information Agent for the Tender Offer is:

INNISFREE M&A INCORPORATED
501 Madison Avenue, 20th Floor
New York, NY 10022
Shareholders call toll free at: (888) 750-5834
Banks and brokers call collect at: (212) 750-5833

The Dealer Manager for the Tender Offer is:

STEPHENS INC.
111 Center Street
Little Rock, Arkansas 72201
(501) 377-3495